Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and between

FIRST DEFIANCE FINANCIAL CORP.

and

COMMERCIAL BANCSHARES, INC.

Dated as of August 23, 2016

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3.24	Commercial Bancshares Information	28
3.25	Loan Portfolio	28
3.26	Insurance	30
3.27	No Investment Adviser Subsidiary	30
3.28	Books and Records	30
3.29	Prohibited Payments	30
3.30	Absence of Undisclosed Liabilities	31

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF FIRST DEFIANCE	31
4.1	Corporate Organization	31
4.2	Capitalization	32
4.3	Authority; No Violation	33
4.4	Consents and Approvals	33
4.5	SEC Filings	34
4.6	Financial Statements	34
4.7	Broker’s Fees	35
4.8	Absence of Certain Changes or Events	35
4.9	Legal Proceedings	35
4.10	Taxes and Tax Returns	36
4.11	Compliance with Applicable Law	36
4.12	Certain Contracts	37
4.13	Agreements with Regulatory Agencies	37
4.14	Information Technology	37
4.15	Related Party Transactions	37
4.16	State Takeover Laws	38
4.17	Reorganization	38
4.18	First Defiance Information	38
4.19	Financing	38

ARTICLE V	COVENANTS RELATING TO CONDUCT OF BUSINESS	38
5.1	Conduct of Business Prior to the Effective Time	38
5.2	Commercial Bancshares Forbearances	39
5.3	First Defiance Forbearances	43
5.4	Tax Treatment	43

ARTICLE VI	ADDITIONAL AGREEMENTS	44
6.1	Regulatory Matters	44
6.2	Access to Information	45
6.3	Commercial Bancshares Shareholder Approval	46
6.4	Environmental Assessments and Title Policies	48
6.5	Stock Exchange Listing	48
6.6	Employee Matters	49
6.7	Indemnification; Directors’ and Officers’ Insurance	51
6.8	Additional Agreements	52
6.9	Advice of Changes	52
6.10	Additional Director	52
6.11	Acquisition Proposals	53

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6.12	Public Announcements	53
6.13	Change of Method	54
6.15	Takeover Statutes	54
6.16	Exemption from Liability Under Section 16(b)	54
6.17	Litigation and Claims	55
6.18	No Control of Other Party’s Business	55

ARTICLE VII	CONDITIONS PRECEDENT	55
7.1	Conditions to Each Party’s Obligation to Effect the Merger	55
7.2	Conditions to Obligations of First Defiance	56
7.3	Conditions to Obligations of Commercial Bancshares	57

ARTICLE VIII	TERMINATION AND AMENDMENT	58
8.1	Termination	58
8.2	Effect of Termination	59

ARTICLE IX	GENERAL PROVISIONS	60
9.1	Nonsurvival of Representations, Warranties and Agreements	60
9.2	Amendment	61
9.3	Extension; Waiver	61
9.4	Expenses	61
9.5	Notices	61
9.6	Interpretation	63
9.7	Counterparts	63
9.8	Entire Agreement	63
9.9	Governing Law; Jurisdiction	63
9.10	Waiver of Jury Trial	64
9.11	Assignment; Third-Party Beneficiaries	64
9.12	Specific Performance	65
9.13	Severability	65
9.14	Delivery by Facsimile or Electronic Transmission	65

Exhibits

Exhibit A- Bank Merger Agreement

Exhibit B- Voting Agreement

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INDEX OF DEFINED TERMS

Acquisition Proposal	53

Adverse Recommendation Change	47

Aggregate Cash Consideration	4

Aggregate Share Consideration	4

Agreement	1

Bank Merger	6

Bank Merger Agreement	6

Bank Merger Certificates	6

BHC Act	9

Cash Consideration	2

Cash Election	2

Cash Election Shares	2

Certificate of Merger	2

Closing	1

Closing Date	1

Code	1

Commercial Bancshares	1

Commercial Bancshares 401(k) Plan	49

Commercial Bancshares Articles	10

Commercial Bancshares Benefit Plans	18

Commercial Bancshares Code of Regulations	10

Commercial Bancshares Contract	23

Commercial Bancshares Disclosure Schedule	9

Commercial Bancshares ERISA Affiliate	18

Commercial Bancshares Indemnified Parties	50

Commercial Bancshares Insiders	54

Commercial Bancshares Leased Properties	26

Commercial Bancshares Meeting	46

Commercial Bancshares Qualified Plans	19

Commercial Bancshares Real Property	26

Commercial Bancshares Regulatory Agreement	25

Commercial Bancshares Reports	14

Commercial Bancshares Share	2

Commercial Bancshares Stock Option	4

Commercial Bancshares Subsidiary	10

Commercial Bank	6

Confidentiality Agreements	46

Continuing Employees	48

Dissenting Shareholder	5

Dissenting Shares	5

Effective Time	2

Election Deadline	7

Election Form	7

Election Period	7

Enforceability Exceptions	12

Environmental Laws	25

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ERISA	18

Exception Shares	2

Exchange Act	13

Exchange Agent	6

Exchange Fund	6

Exchange Ratio	2

FDIC	10

Federal Banking Agencies	22

Federal Reserve Board	13

First Defiance	1

First Defiance 401(k) Plan	49

First Defiance Articles	6

First Defiance Code of Regulations	6

First Defiance Contract	37

First Defiance Disclosure Schedule	31

First Defiance Regulatory Agreement	37

First Defiance Reports	34

First Defiance Restricted Stock Unit Award	32

First Defiance Shares	2

First Defiance Stock Options	32

First Defiance Stock Plans	32

First Defiance Subsidiary	31

First Federal	6

GAAP	9

Governmental Entity	13

HOLA	31

HSR Act	13

Intellectual Property	27

IRS	17

Liens	11

Loans	28

Material Adverse Effect	9

Merger	1

Merger Consideration	2

Multiemployer Plan	20

Multiple Employer Plan	20

NASDAQ	4

New Certificates	5

New Plans	49

Non-Election Shares	2

OCC	13

ODFI	13

OGCL	1

Ohio Courts	63

Ohio Secretary	2

Old Certificate	4

PBGC	19

Permitted Encumbrances	26

Phase I	42

Premium Cap	51

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Proxy Statement	13

Regulatory Agencies	13

Representatives	52

Requisite Commercial Bancshares Vote	12

Requisite Regulatory Approvals	55

S-4	13

Sarbanes-Oxley Act	15

SEC	13

Securities Act	14

Shortfall Number	3

SRO	13

Stock Consideration	2

Stock Conversion Number	2

Stock Election	2

Stock Election Number	3

Stock Election Shares	2

Stock Proportion Number	3

Subsidiary	10

Surviving Company	1

Takeover Statutes	27

Tax	18

Tax Return	18

Taxes	18

Termination Date	58

Termination Fee	60

Total Consideration	4

Total Shareholders’ Equity	59

VEBA	21

Volcker Rule	22

Voting Agreement	27

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of August 23, 2016 (this “Agreement”), by and between First Defiance Financial Corp., an Ohio corporation (“First Defiance”), and Commercial Bancshares, Inc., an Ohio corporation (“Commercial Bancshares”).

WITNESSETH:

WHEREAS, the Boards of Directors of First Defiance and Commercial Bancshares have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which Commercial Bancshares will, subject to the terms and conditions set forth herein, merge with and into First Defiance (the “Merger”), so that First Defiance is the surviving company (hereinafter sometimes referred to in such capacity as the “Surviving Company”) in the Merger;

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement is intended to be and is adopted as a plan of reorganization within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1           The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Ohio General Corporation Law (the “OGCL”), at the Effective Time, Commercial Bancshares will merge with and into First Defiance. First Defiance will be the Surviving Company in the Merger, and will continue its corporate existence under the laws of the State of Ohio. Upon consummation of the Merger, the separate corporate existence of Commercial Bancshares will terminate.

1.2           Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at a mutually agreeable time and place after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3           Effective Time. Subject to the terms and conditions of this Agreement, on or before the Closing Date, First Defiance will file a certificate of merger (the “Certificate of Merger”) with the Ohio Secretary of State (the “Ohio Secretary”). The Merger will become effective as of the date and time specified in the Certificate of Merger (such date and time, the “Effective Time”).

1.4           Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the applicable provisions of the OGCL.

1.5           Conversion of Commercial Bancshares Shares. At the Effective Time, by virtue of the Merger and without any action on the part of First Defiance, Commercial Bancshares or the holder of any of the following securities:

(a)          Subject to Sections 1.6 and 2.2, each share of the common stock, without par value, of Commercial Bancshares issued and outstanding immediately prior to the Effective Time (“Commercial Bancshares Share”), except for Commercial Bancshares Shares owned by Commercial Bancshares as treasury stock or otherwise owned by Commercial Bancshares or First Defiance (in each case other than Commercial Bancshares Shares (i) held in any Commercial Bancshares Benefit Plans or related trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity and (ii) held, directly or indirectly, in respect of debts previously contracted (collectively, the “Exception Shares”)) and Dissenting Shares, will be converted, in accordance with the procedures set forth in this Agreement, into the right to receive, without interest the following (collectively, the “Merger Consideration”):

(i)          $51.00 in cash (the “Cash Consideration”) for each Commercial Bancshares Share with respect to which an election to receive cash has been effectively made and not revoked or lost pursuant to Section 1.6 (a “Cash Election”) (such Commercial Bancshares Shares collectively, “Cash Election Shares”); or

(ii)         1.1808 First Defiance Shares (the “Exchange Ratio,” and such First Defiance Shares, the “Stock Consideration”) for each Commercial Bancshares Share with respect to which an election to receive shares, $.01 par value per share, of First Defiance common stock (“First Defiance Shares”) has been effectively made and not revoked or lost pursuant to Section 1.6 (a “Stock Election”) (such Commercial Bancshares Shares collectively, “Stock Election Shares”); or

(iii)        for each Commercial Bancshares Share, other than Commercial Bancshares Shares as to which a Cash Election or a Stock Election has been effectively made and not revoked (collectively, the “Non-Election Shares”), the right to receive from First Defiance such Cash Consideration or Stock Consideration as is determined in accordance with Section 1.5(b).

(b)          (i)          Notwithstanding any other provision contained in this Agreement (other than Section 1.5(c)), the total number of Commercial Bancshares Shares to be converted into the Stock Consideration pursuant to Section 1.5(a) and 1.5(b)(iii) (the “Stock Conversion Number”) will equal the product obtained by multiplying (x) the number of Commercial Bancshares Shares issued and outstanding immediately prior to the Effective Time by (y) 0.80 (the “Stock Proportion Number”), with such product rounded up to the nearest whole share. All of the other Commercial Bancshares Shares (except for Commercial Bancshares Shares owned directly by Commercial Bancshares or First Defiance and Dissenting Shares) will be converted into the Cash Consideration.

(ii)         As soon as practicable on or within not more than five business days after the Closing Date, First Defiance will cause the Exchange Agent to effect the allocation among holders of Commercial Bancshares Shares of rights to receive the Cash Consideration and the Stock Consideration as follows:

(1)         If the aggregate number of Commercial Bancshares Shares with respect to which Stock Elections are made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each holder thereof will be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration; and

(2)         If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A)         If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B)         If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

(c)          Notwithstanding anything in this Agreement to the contrary, to preserve the status of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, if the aggregate value of the First Defiance Shares to be issued in connection with the Merger (for the avoidance of doubt, excluding the value of fractional shares for which cash is to be paid pursuant to Section 1.5(d)), based upon the closing price of the First Defiance Shares as reported on The NASDAQ Stock Market (the “NASDAQ”) on the trading day immediately preceding the Effective Time (the “Aggregate Share Consideration”), would be less than 40% of the sum of (i) the Aggregate Cash Consideration and (ii) the Aggregate Share Consideration (collectively, the “Total Consideration”), then First Defiance shall increase the Stock Consideration and decrease the Cash Consideration proportionately and to the minimum extent necessary for the Aggregate Share Consideration to be equal to 40% of the Total Consideration (calculated using such increased Stock Consideration and decreased Cash Consideration). For purposes of this Agreement, the “Aggregate Cash Consideration” shall be the sum of (i) the total amount of Cash Consideration paid pursuant to Section 1.5(a)(i) and/or 1.5(b); (ii) cash paid in lieu of fractional First Defiance Shares pursuant to Section 1.5(d); and (iii) cash paid to holders of Dissenting Shares.

(d)          No certificate or scrip representing a fractional First Defiance Share shall be issued in the Merger. Each holder of Commercial Bancshares Shares who would otherwise be entitled to receive a fractional First Defiance Share shall receive an amount of cash equal to the product obtained by multiplying (i) the fractional First Defiance Share interest to which such holder (after taking into account all Commercial Bancshares Shares held at the Effective Time by such holder) would otherwise be entitled by (ii) $51.00.

(e)          Any treasury shares held by Commercial Bancshares and any Commercial Bancshares Shares owned by First Defiance for its own account will be cancelled and retired at the Effective Time, and no consideration will be issued in exchange.

(f)          Each option to acquire a Commercial Bancshares Share (each a “Commercial Bancshares Stock Option”) that is exercisable immediately prior to the Effective Time or will become exercisable as a result of the Merger being a “change of control” under the terms of the Commercial Bancshares 2009 Stock Incentive Plan will be terminated immediately prior to the Effective Time and entitled to receive, in lieu of each Commercial Bancshares Share that would otherwise have been issuable upon exercise thereof, an amount in cash equal to the excess, if any, of $51.00 over the exercise price of such Commercial Bancshares Stock Option.

(g)          All of the Commercial Bancshares Shares converted into the right to receive the Merger Consideration pursuant to this Article I will no longer be outstanding and will automatically be cancelled and cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of Commercial Bancshares Shares) previously representing any such Commercial Bancshares Shares will thereafter represent only the right to receive the Merger Consideration described in this Section 1.5. Old Certificates previously representing Commercial Bancshares Shares that are to receive the Stock Consideration will be exchanged for certificates or, at First Defiance’s option, evidence of shares in book entry form (collectively, referred to herein as “New Certificates”), representing whole First Defiance Shares as set forth in Section 1.5(a) (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Old Certificates in accordance with Section 2.2, without any interest thereon. If, between the date of this Agreement and the Effective Time, the outstanding Commercial Bancshares Shares or First Defiance Shares are increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of Commercial Bancshares Shares the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this sentence shall be construed to permit First Defiance or Commercial Bancshares to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(h)          Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all Commercial Bancshares Shares that are owned by Commercial Bancshares or First Defiance (in each case other than the Exception Shares) or by any direct or indirect Commercial Bancshares Subsidiary prior to the Effective Time will be cancelled and cease to exist, and no consideration will be delivered in exchange therefor.

1.6           Dissenters Rights. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Commercial Bancshares Shares held by a person (a “Dissenting Shareholder”) who has not voted in favor of, or consented to, the adoption of this Agreement and has complied with all the provisions of the OGCL concerning the right of holders of Commercial Bancshares Shares to require payment of the fair cash value of such Commercial Bancshares Shares (the “Dissenting Shares”), in accordance with Sections 1701.84 and 1701.85 of the OGCL, will not be converted into the right to receive the consideration as described in Section 1.5(a), but will become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the procedures set forth in Section 1701.85 of the OGCL. If such Dissenting Shareholder withdraws its demand for fair cash value or fails to perfect or otherwise loses its rights as a dissenting shareholder, in any case pursuant to the OGCL, each of such Dissenting Shareholder’s Commercial Bancshares Shares will be treated as though such Commercial Bancshares Shares had been converted into the right to receive the Stock Consideration and/or Cash Consideration as determined in First Defiance’s sole discretion. Commercial Bancshares will promptly notify First Defiance of each shareholder who asserts rights as a Dissenting Shareholder following receipt of such shareholder’s written demand delivered as provided in Section 1701.85 of the OGCL. Prior to the Effective Time, Commercial Bancshares will not, except with the prior written consent of First Defiance, voluntarily make any payment or commit or agree to make any payment, or settle or commit or offer to settle, any rights of a Dissenting Shareholder asserted under Section 1701.85 of the OGCL.

1.7           First Defiance Shares. At and after the Effective Time, each First Defiance Share issued and outstanding immediately prior to the Effective Time will remain issued and outstanding and not be affected by the Merger.

1.8           Articles of Incorporation of Surviving Company. At the Effective Time, the Articles of Incorporation of First Defiance (the “First Defiance Articles”), as in effect at the Effective Time, will be the Articles of Incorporation of the Surviving Company until thereafter amended in accordance with applicable law.

1.9           Code of Regulations of Surviving Company. At the Effective Time, the Code of Regulations of First Defiance (the “First Defiance Code of Regulations”), as in effect immediately prior to the Effective Time, will be the Code of Regulations of the Surviving Company until thereafter amended in accordance with applicable law.

1.10         Tax Consequences. It is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

1.11         Bank Merger. Immediately following the Merger, or at such later time as First Defiance may determine in its sole discretion, The Commercial Savings Bank (“Commercial Bank”), an Ohio bank and a wholly owned Subsidiary of Commercial Bancshares, will merge (the “Bank Merger”) with and into First Federal Bank of the Midwest (“First Federal”), a federal savings bank and a wholly owned Subsidiary of First Defiance. First Federal will be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Commercial Bank will cease. On the date of this Agreement, First Federal and Commercial Bank entered into the agreement and plan of merger attached hereto as Exhibit A (the “Bank Merger Agreement”). Prior to the Effective Time, Commercial Bancshares will cause Commercial Bank, and First Defiance will cause First Federal, to execute such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Bank Merger (“Bank Merger Certificates”).

ARTICLE II

EXCHANGE OF SHARES

2.1           First Defiance to Make Shares and Cash Available. At or prior to the Effective Time, First Defiance will deposit, or will cause to be deposited, with a bank or trust company designated by First Defiance (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, a sufficient amount of cash to be paid in exchange for Commercial Bancshares Shares that are to receive the Cash Consideration, and a sufficient number of First Defiance Shares to be exchanged for the Commercial Bancshares Shares that are to receive the Stock Consideration (such cash and New Certificates, together with any dividends or disbursements, the “Exchange Fund”). The Exchange Fund will be held in trust for holders of Commercial Bancshares Shares until distributed to such holders pursuant to this Agreement.

2.2           Exchange of Commercial Bancshares Certificates; Election Forms.

(a)          Prior to the Election Period, the Exchange Agent will mail to each holder of record of Commercial Bancshares Shares a form letter of transmittal and instructions for use in surrendering for exchange the Old Certificates, together with an election form (“Election Form”). Holders of uncertificated Commercial Bancshares Shares shall be mailed an Election Form. The letter of transmittal will specify that the risk of loss and title to the Old Certificates will pass only upon delivery of such certificates as specified in the letter of transmittal. Each Election Form will permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to (i) elect to receive the Stock Consideration with respect to the number of such holder’s Commercial Bancshares Shares specified in the Election Form, (ii) elect to receive the Cash Consideration with respect to the number of such holder’s Commercial Bancshares Shares specified in the Election Form, or (iii) indicate that such holder makes no election as to such holder’s Commercial Bancshares Shares. For purposes of this Agreement, the term “Election Period” will mean the period as First Defiance and Commercial Bancshares may agree, during which holders of Commercial Bancshares Shares may validly elect the form of consideration to be received for Commercial Bancshares Shares, occurring between (i) the date of mailing of the S-4 and (ii) the third business day immediately preceding the Effective Time. Any election will have been properly made only if the Exchange Agent has actually received a properly completed Election Form accompanied by one or more Old Certificates, if such Commercial Bancshares Shares are certificated by 5:00 p.m. Eastern Time on the last day of the Election Period (the “Election Deadline”). A submitted Election Form may be revoked or changed by written notice to the Exchange Agent only if such revocation or change is actually received by the Exchange Agent by the Election Deadline. Commercial Bancshares Shares as to which a holder does not submit a properly completed Election Form accompanied by, if applicable, Old Certificates, by the Election Deadline will be Non-Election Shares. The Exchange Agent will make all determinations as to when any election, modification or revocation has been received and whether any such election, modification or revocation has been properly made.

(b)          All payments made upon the surrender of Old Certificates pursuant to this Agreement will be deemed to have been made in full satisfaction of all rights pertaining to the shares evidenced by such Old Certificates.

(c)          If any Old Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or First Defiance, in their sole discretion, the posting by such person of a bond in such amount as First Defiance may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the cash and/or First Defiance Shares (and cash in lieu of fractional First Defiance Share interests, if any) deliverable in respect thereof.

(d)          Promptly, and not more than eight (8) business days following the Effective Time, the Exchange Agent will deliver to each holder of Commercial Bancshares Shares of record immediately prior to the Effective Time (other than Dissenting Shares) who has surrendered Old Certificates (and to all holders of uncertificated Commercial Bancshares Shares) and who has properly completed and submitted to First Defiance all documentation reasonably required by First Defiance the Merger Consideration, and any applicable dividends or distributions pursuant to subsection (f) below, to which such holder is entitled. For certificated Commercial Bancshares Shares, no payment will be made until the Old Certificate(s) representing such Commercial Bancshares Shares are surrendered or the procedure regarding lost, stolen or destroyed certificates set forth in Section 2.2(c) has been completed. After the Effective Time and until surrendered, an Old Certificate will represent only the right to receive the Merger Consideration to which the holder is entitled pursuant to Section 1.5, and any applicable dividends or distributions pursuant to subsection (f) below. If any New Certificate representing First Defiance Shares is to be issued in a name other than that in which the Old Certificate(s) surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Old Certificate(s) so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange will pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing First Defiance Shares in any name other than that of the registered holder of the Old Certificate(s) surrendered, or required for any other reason, or will establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)          None of First Defiance, Commercial Bancshares, the Exchange Agent or the Surviving Company will be liable to any former holder of Commercial Bancshares Shares for any payment of the Merger Consideration, any cash in lieu of a fractional First Defiance Share interest or any dividends or distributions with respect to First Defiance Shares delivered to a public official if required by any applicable abandoned property, escheat or similar law.

(f)          No dividends or other distributions declared after the Effective Time with respect to First Defiance Shares and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate until it is surrendered by the holder thereof. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of an Old Certificate, the record holder will be entitled to receive from First Defiance any dividends or other distributions, without any interest thereon, that became payable to the holders of record after the Effective Time with respect to any First Defiance Shares represented by such Old Certificate.

(g)          After the Effective Time, there will be no further registration or transfer of Commercial Bancshares Shares on the stock transfer books of Commercial Bancshares. In the event that, after the Effective Time, Commercial Bancshares Shares (or the Old Certificates representing them) are presented for transfer, they will be cancelled and exchanged as provided in this Article II.

(h)          First Defiance or the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration such amounts as First Defiance or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of domestic or foreign tax law (whether national, federal, state, provincial, local or otherwise). To the extent that amounts are so withheld and paid over to the appropriate taxing authority by First Defiance or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Commercial Bancshares Shares.

(i)          Any portion of the Exchange Fund that remains unclaimed by the shareholders of Commercial Bancshares for one (1) year after the Effective Time shall be paid to the Surviving Company. Any former shareholders of Commercial Bancshares who have not exchanged their Old Certificates pursuant to this Article II may look only to the Surviving Company for payment of the Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions on the First Defiance Shares deliverable in respect of each former Commercial Bancshares Share such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of First Defiance, Commercial Bancshares, the Surviving Company, the Exchange Agent or any other person will be liable to any former holder of Commercial Bancshares Shares for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(j)          The Surviving Company may from time to time waive one or more of the rights provided to it in this Article II to withhold certain payments, deliveries and distributions; and no such waiver will constitute a waiver of its rights thereafter to withhold any such payment, delivery or distribution in the case of any person.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMMERCIAL BANCSHARES

Except as disclosed in the disclosure schedule delivered by Commercial Bancshares to First Defiance concurrently herewith (the “Commercial Bancshares Disclosure Schedule”), Commercial Bancshares hereby represents and warrants to First Defiance the statements contained in this Article III; provided, that the mere inclusion of an item in the Commercial Bancshares Disclosure Schedule as an exception to a representation or warranty will not be deemed an admission by Commercial Bancshares that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

3.1           Corporate Organization.

(a)          Commercial Bancshares is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is a financial holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Commercial Bancshares has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Commercial Bancshares is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Commercial Bancshares. As used in this Agreement, the term “Material Adverse Effect” means, with respect to First Defiance, Commercial Bancshares or the Surviving Company, as the case may be, a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect will not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof, (E) disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationship with its customers or employees) or actions expressly required by this Agreement in contemplation of the transactions contemplated hereby, or (F) actions or omissions taken pursuant to the written consent of First Defiance, in the case of Commercial Bancshares, or Commercial Bancshares, in the case of First Defiance; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary,” when used with respect to any party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. True and complete copies of the Articles of Incorporation of Commercial Bancshares (the “Commercial Bancshares Articles”) and the Code of Regulations of Commercial Bancshares (the “Commercial Bancshares Code of Regulations”), as in effect as of the date of this Agreement, have previously been made available by Commercial Bancshares to First Defiance.

(b)          Except, in the case of clauses (ii) and (iii) only, as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Commercial Bancshares, each Subsidiary of Commercial Bancshares (a “Commercial Bancshares Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Commercial Bancshares to pay dividends or distributions, except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Commercial Bancshares that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of Commercial Bancshares, threatened. Section 3.1(b) of the Commercial Bancshares Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Commercial Bancshares as of the date hereof.

3.2           Capitalization.

(a)          The authorized capital stock of Commercial Bancshares consists only of 4,000,000 Commercial Bancshares Shares, without par value. As of the date of this Agreement, no shares of capital stock or other voting securities of Commercial Bancshares are issued, reserved for issuance or outstanding, other than 1,209,788 Commercial Bancshares Shares issued and outstanding, 3,409 Commercial Bancshares Shares held in treasury, 51,084 Commercial Bancshares Shares reserved for issuance upon the exercise of outstanding Commercial Bancshares Stock Options, and 28,850 Commercial Bancshares Shares reserved for issuance upon the issuance of future awards pursuant to Commercial Bancshares’ 2009 Stock Incentive Plan. All of the issued and outstanding Commercial Bancshares Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Commercial Bancshares may vote are issued or outstanding. No trust preferred or subordinated debt securities of Commercial Bancshares are issued or outstanding. Other than Commercial Bancshares Stock Options issued prior to the date of this Agreement, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Commercial Bancshares to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(b)          There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Commercial Bancshares or any of the Commercial Bancshares Subsidiaries has a contractual obligation with respect to the voting or transfer of Commercial Bancshares Shares or other equity interests of Commercial Bancshares. No equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Commercial Bancshares or any of its Subsidiaries) are outstanding.

(c)          Commercial Bancshares owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Commercial Bancshares Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Commercial Bancshares Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Commercial Bancshares Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3           Authority; No Violation.

(a)          Commercial Bancshares has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Commercial Bancshares. The Board of Directors of Commercial Bancshares has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Commercial Bancshares and has directed that this Agreement and the transactions contemplated hereby be submitted to Commercial Bancshares’ shareholders for adoption at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding of Commercial Bancshares Shares (the “Requisite Commercial Bancshares Vote”), no other corporate proceedings on the part of Commercial Bancshares are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Commercial Bancshares and (assuming due authorization, execution and delivery by First Defiance) constitutes a valid and binding obligation of Commercial Bancshares, enforceable against Commercial Bancshares in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depository institutions or their parent companies or the rights of creditors generally and subject to general principles of equity (the “Enforceability Exceptions”)).

(b)          Subject to the receipt of the Requisite Commercial Bancshares Vote, neither the execution and delivery of this Agreement by Commercial Bancshares nor the consummation by Commercial Bancshares of the transactions contemplated hereby, nor compliance by Commercial Bancshares with any of the terms or provisions hereof, will (i) violate any provision of the Commercial Bancshares Articles or the Commercial Bancshares Code of Regulations or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Commercial Bancshares or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Commercial Bancshares or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Commercial Bancshares or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Commercial Bancshares.

3.4           Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the NASDAQ, (ii) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the Office of the Comptroller of the Currency (the “OCC”), the FDIC and the Ohio Division of Financial Institutions (the “ODFI”) in connection with the Merger and the Bank Merger, and approval of such applications, filings and notices, (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of Commercial Bancshares’ shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement”), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by First Defiance in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (iv) the filing of the Certificate of Merger with the Ohio Secretary pursuant to the OGCL, (v) the filing of articles of combination with the OCC, (vi) the filing of any notices or other filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), if necessary or advisable, and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the First Defiance Shares pursuant to this Agreement and the approval of the listing of such First Defiance Shares on the NASDAQ, no consents or approvals of or filings or registrations with any court or administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Commercial Bancshares of this Agreement or (B) the consummation by Commercial Bancshares of the Merger and the other transactions contemplated hereby (including the Bank Merger). As used in this Agreement, “SRO” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market. As of the date hereof, Commercial Bancshares is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5           Reports.

(a)          Commercial Bancshares and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2013 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the ODFI, (vi) any foreign regulatory authority and (vii) any SRO ((i) – (vii) and with the OCC, collectively, “Regulatory Agencies”), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign jurisdiction, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Commercial Bancshares. Except for examinations of Commercial Bancshares and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Commercial Bancshares, investigation into the business or operations of Commercial Bancshares or any of its Subsidiaries since January 1, 2013, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Commercial Bancshares. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Commercial Bancshares or any of its Subsidiaries, which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Commercial Bancshares.

(b)          An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Commercial Bancshares or any of its Subsidiaries pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, since January 1, 2013 (the “Commercial Bancshares Reports”) is publicly available. No such Commercial Bancshares Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Commercial Bancshares Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Commercial Bancshares has failed in any respect to make the certification required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Commercial Bancshares Reports.

3.6           Financial Statements.

(a)          The financial statements of Commercial Bancshares and its Subsidiaries included (or incorporated by reference) in the Commercial Bancshares Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Commercial Bancshares and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Commercial Bancshares and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Commercial Bancshares and its Subsidiaries have been, since January 1, 2013, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Plante & Moran, PLLC has not resigned (or informed Commercial Bancshares that it intends to resign) or been dismissed as independent public accountants of Commercial Bancshares as a result of or in connection with any disagreements with Commercial Bancshares on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Commercial Bancshares, neither Commercial Bancshares nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included in the consolidated balance sheet of Commercial Bancshares, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Commercial Bancshares included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2016, or in connection with this Agreement and the transactions contemplated hereby.

(c)          The records, systems, controls, data and information of Commercial Bancshares and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership (subject to any data processing agreements) and direct control of Commercial Bancshares or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Commercial Bancshares. Commercial Bancshares (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Commercial Bancshares, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Commercial Bancshares by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Commercial Bancshares’ outside auditors and the audit committee of Commercial Bancshares’ Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Commercial Bancshares’ ability to record, process, summarize and report financial information, and (y) to the knowledge of Commercial Bancshares, any fraud, whether or not material, that involves management or other employees who have a significant role in Commercial Bancshares’ internal controls over financial reporting. These disclosures were made in writing by management to Commercial Bancshares’ auditor and audit committee and a copy has been previously made available to First Defiance. To the knowledge of Commercial Bancshares, there is no reason to believe that Commercial Bancshares’ outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)          Since January 1, 2013, (i) neither Commercial Bancshares nor any of its Subsidiaries, nor, to the knowledge of Commercial Bancshares, any director, officer, auditor, accountant or representative of Commercial Bancshares or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Commercial Bancshares, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Commercial Bancshares or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Commercial Bancshares or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Commercial Bancshares or any of its Subsidiaries, whether or not employed by Commercial Bancshares or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Commercial Bancshares or any of its officers, directors or employees to the Board of Directors of Commercial Bancshares or any committee thereof or, to the knowledge of Commercial Bancshares, to any director or officer of Commercial Bancshares.

3.7           Broker’s Fees. Neither Commercial Bancshares nor any Commercial Bancshares Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement other than Keefe, Bruyette & Woods, Inc.

3.8           Absence of Certain Changes or Events.

(a)          Since December 31, 2015, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Commercial Bancshares.

(b)          Since December 31, 2015, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, Commercial Bancshares and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9           Legal Proceedings.

(a)          Neither Commercial Bancshares nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Commercial Bancshares, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Commercial Bancshares or any of its Subsidiaries (i) that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Commercial Bancshares, or (ii) of a material nature challenging the validity or propriety of this Agreement.

(b)          There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Commercial Bancshares, any of its Subsidiaries or the assets of Commercial Bancshares or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to First Defiance or any of its affiliates) that would reasonably be expected to be material to either Commercial Bancshares or any of its Subsidiaries.

3.10         Taxes and Tax Returns.

(a)          Each of Commercial Bancshares and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Commercial Bancshares nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return. All material Taxes of Commercial Bancshares and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Commercial Bancshares and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Commercial Bancshares nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of Commercial Bancshares and its Subsidiaries for all years up to and including December 31, 2011 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. No deficiency with respect to any amount of Taxes has been proposed, asserted or assessed against Commercial Bancshares or any of its Subsidiaries. There are no pending or threatened (in writing) disputes, claims, audits, examinations or other proceedings regarding any Taxes of Commercial Bancshares and its Subsidiaries or the assets of Commercial Bancshares and its Subsidiaries. In the last six years, neither Commercial Bancshares nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that Commercial Bancshares or any of its Subsidiaries was required to file any Tax Return that was not filed. Commercial Bancshares has made available to First Defiance true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of Commercial Bancshares or any of its Subsidiaries. Neither Commercial Bancshares nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Commercial Bancshares and its Subsidiaries). Neither Commercial Bancshares nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Commercial Bancshares) or (B) has any liability for the Taxes of any person (other than Commercial Bancshares or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Commercial Bancshares nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither Commercial Bancshares nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1). At no time during the past five years has Commercial Bancshares been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Commercial Bancshares has made available to First Defiance true and correct copies of the United States federal income Tax Returns filed by Commercial Bancshares and its Subsidiaries for each of the three (3) most-recent Tax years. The accruals and reserves for Taxes reflected in the financial statements of Commercial Bancshares’ included (or incorporated by reference) in the Commercial Bancshares Reports are adequate for the periods covered. Neither Commercial Bancshares for any of its Subsidiaries has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect its liability for Taxes. Neither Commercial Bancshares nor any of its Subsidiaries has filed an election under Section 338(g) or 338(h)(10) of the Code. There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which Commercial Bancshares or any of its Subsidiaries is a party that could be treated as a partnership for Tax purposes. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

(b)          As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)          As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11         Employees and Employee Benefit Plans.

(a)          Section 3.11(a) of the Commercial Bancshares Disclosure Schedule lists all Commercial Bancshares Benefit Plans. For purposes of this Agreement, “Commercial Bancshares Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination or severance plans, programs or arrangements or other contracts or agreements, whether written or unwritten, that are currently effective or were in effect at any time in the prior three years, to or with respect to which Commercial Bancshares or any Subsidiary or any trade or business of Commercial Bancshares or any of its Subsidiaries, whether or not incorporated, all of which together with Commercial Bancshares would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Commercial Bancshares ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Commercial Bancshares or any of its Subsidiaries or any Commercial Bancshares ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Commercial Bancshares or any of its Subsidiaries or any Commercial Bancshares ERISA Affiliate.

(b)          Commercial Bancshares has made available to First Defiance true and complete copies of each of the Commercial Bancshares Benefit Plans and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements to any Commercial Bancshares Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last two plan years, (iii) the most recently received IRS determination letter, if any, or IRS opinion letter relating to any such Commercial Bancshares Benefit Plan, and (iv) the most recently prepared actuarial report for each such Commercial Bancshares Benefit Plan (if applicable) for each of the last two years.

(c)          Each Commercial Bancshares Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, except as would not result in any material liability. Neither Commercial Bancshares nor any of its Subsidiaries has, within the prior three years, taken any material corrective action or made a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Commercial Bancshares Benefit Plan, and neither Commercial Bancshares nor any of its Subsidiaries has any knowledge of any material plan defect that would qualify for correction under any such program. There is no pending investigation or enforcement action by the IRS, Department of Labor or any other Governmental Entity with respect to any Commercial Bancshares Benefit Plan.

(d)          Section 3.11(d) of the Commercial Bancshares Disclosure Schedule identifies each Commercial Bancshares Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Commercial Bancshares Qualified Plans”). The IRS has issued a favorable determination or opinion letter with respect to each Commercial Bancshares Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Commercial Bancshares, there are no existing circumstances and no events have occurred that would have a material adverse effect on the qualified status of any Commercial Bancshares Qualified Plan or the related trust or increase the costs relating thereto. All contributions to the Commercial Bancshares Qualified Plans have been timely made.

(e)          Each Commercial Bancshares Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(f)          With respect to each Commercial Bancshares Benefit Plan or any other ongoing, frozen or terminated “single employer plan” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Commercial Bancshares, any of its Subsidiaries or any Commercial Bancshares ERISA Affiliates that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums required to be paid to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (iv) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by Commercial Bancshares or any of its Subsidiaries, (v) the PBGC has not instituted proceedings to terminate any such Commercial Bancshares Benefit Plan, (vi) to the knowledge of Commercial Bancshares, the most recent actuarial report for such Commercial Bancshares Benefit Plan is accurate in all material respects and (vii) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived.

(g)          None of Commercial Bancshares and its Subsidiaries nor any Commercial Bancshares ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001 (a) (3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Commercial Bancshares and its Subsidiaries nor any Commercial Bancshares ERISA Affiliate has incurred any material liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan that has not been satisfied in full.

(h)          Except as described in Section 3.11(h) of the Commercial Bancshares Disclosure Schedule, neither Commercial Bancshares nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i)          All material contributions required to be made to any Commercial Bancshares Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Commercial Bancshares Benefit Plan, for any period in the prior three years through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Commercial Bancshares.

(j)          There are no pending or, to the knowledge of Commercial Bancshares, threatened (in writing) claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of Commercial Bancshares, no set of circumstances exists that may reasonably be likely to give rise to a material claim or lawsuit, against the Commercial Bancshares Benefit Plans, any fiduciaries thereof with respect to their duties to the Commercial Bancshares Benefit Plans or the assets of any of the trusts under any of the Commercial Bancshares Benefit Plans that could in any case reasonably be likely to result in any material liability of Commercial Bancshares or any of its Subsidiaries to the PBGC, the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Commercial Bancshares Benefit Plan, or any other party.

(k)          None of Commercial Bancshares and its Subsidiaries nor any Commercial Bancshares ERISA Affiliate nor, to the knowledge of Commercial Bancshares, any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which could subject any of the Commercial Bancshares Benefit Plans or their related trusts, Commercial Bancshares, any of its Subsidiaries, any Commercial Bancshares ERISA Affiliate or any person that Commercial Bancshares or any of its Subsidiaries has an obligation to indemnify to any material tax or material penalty imposed under Section 4975 of the Code or Section 502 of ERISA. Neither Commercial Bancshares nor any of its Subsidiaries has engaged in a transaction or failed to take any action with respect to any Commercial Bancshares Benefit Plan that would result in the imposition, directly or indirectly, of a material tax or penalty imposed by Sections 4980B or 4980D of the Code.

(l)          Except as described in Section 3.11(l) of the Commercial Bancshares Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability, funding, payment or delivery of, or increase the amount or value of, any payment, right or other benefit to any employee, officer, director or independent contractor of Commercial Bancshares or any of its Subsidiaries, or result in any limitation on the right of Commercial Bancshares or any of its Subsidiaries or Commercial Bancshares ERISA Affiliates to amend, merge, terminate or receive a reversion of assets from any Commercial Bancshares Benefit Plan or related trust. Without limiting the generality of the foregoing, except as described in Section 3.11(l) of the Commercial Bancshares Disclosure Schedule, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Commercial Bancshares or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Commercial Bancshares has made available to First Defiance preliminary copies of Section 280G calculations with respect to any disqualified individual in connection with the transactions contemplated hereby. Except as described in Section 3.11(l) of the Commercial Bancshares Disclosure Schedule, neither Commercial Bancshares nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Commercial Bancshares or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(m)          No Commercial Bancshares Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(n)          Each voluntary employees’ beneficiary association (“VEBA”) has been determined by the IRS to be exempt from federal tax under Section 501(a) of the Code, and nothing has occurred that could reasonably be expected to adversely affect the exempt status of any VEBA.

(o)          There are no pending or, to the knowledge of Commercial Bancshares, threatened (in writing) material labor grievances or material unfair labor practice claims or charges against Commercial Bancshares or any of its Subsidiaries, or any strikes or other material labor disputes against Commercial Bancshares or any of its Subsidiaries. Neither Commercial Bancshares nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Commercial Bancshares or any of its Subsidiaries, and, to the knowledge of Commercial Bancshares, there are no organizing efforts by any union or other group seeking to represent any employees of Commercial Bancshares or any of its Subsidiaries.

3.12         Compliance with Applicable Law. Commercial Bancshares and each of its Subsidiaries hold, and have at all times since December 31, 2013 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Commercial Bancshares, and no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Commercial Bancshares and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any law, statute, order, rule or regulation of any Governmental Entity applicable to Commercial Bancshares or any of its Subsidiaries, including, but not limited to, (to the extent applicable to Commercial Bancshares or its Subsidiaries) all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Financial Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law or regulation relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act, and any and all agency requirements relating to the origination, sale and servicing of commercial, mortgage and consumer loans. Commercial Bank has a Community Reinvestment Act rating of “satisfactory” or better. Commercial Bancshares and each of its affiliates and subsidiaries have complied in all material respects with and are not in material default or violation under 12 U.S.C. § 1851 and the regulations promulgated by the Federal Reserve Board, the OCC and the FDIC (together, the “Federal Banking Agencies”) in connection therewith (the “Volcker Rule”). Section 3.12 of the Commercial Bancshares Disclosure Schedule sets forth (i) all Commercial Bancshares affiliates and subsidiaries (including Commercial Bancshares) engaged in proprietary trading (as defined in the Volcker Rule) that would be prohibited upon expiration of any temporary conformance period granted by the Federal Banking Agencies under the Volcker Rule and (ii) all covered funds (as defined in the Volcker Rule) that Commercial Bancshares or any of its affiliates or subsidiaries sponsors or invests in that would be prohibited upon expiration of any temporary conformance period granted by the Federal Banking Agencies under the Volcker Rule. For the purpose of the preceding two sentences, “affiliate” and “subsidiary” shall have their respective meanings under 12 U.S.C. § 1813.

3.13         Certain Contracts.

(a)          Except as set forth in Section 3.13(a) of the Commercial Bancshares Disclosure Schedule, as of the date hereof, neither Commercial Bancshares nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), other than any Commercial Bancshares Benefit Plan of the following types (each a “Commercial Bancshares Contract”), and no such contract or agreement is presently being negotiated or discussed:

(i)          any contract involving commitments to others to make capital expenditures or purchases or sales in excess of $75,000 in any one case or $200,000 in the aggregate in any period of 12 consecutive months;

(ii)         any contract relating to any direct or indirect indebtedness of Commercial Bancshares or any of its Subsidiaries for borrowed money (including loan agreements, lease purchase agreements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings relating to the extension of credit, but excluding outstanding put options with respect to loans sold into the secondary market, certificates of deposit, government bonds and other deposit accounts issued to customers), or any conditional sales contracts, equipment lease agreements and other security arrangements with respect to personal property with an obligation in excess of $75,000 in any one case or $150,000 in the aggregate in any period of 12 consecutive months;

(iii)        any contract containing covenants limiting the freedom of Commercial Bancshares or any of its Subsidiaries to compete in any line of business or with any person or in any area or territory;

(iv)        any partnership, joint venture, limited liability company arrangement or similar agreement;

(v)         any profit sharing, phantom stock award, stock option, stock purchase, stock appreciation, deferred compensation, issuance, or other plan or arrangement for the benefit of Commercial Bancshares’ or any of its Subsidiaries’ current or former directors, officers, employees or consultants;

(vi)        any license agreement, either as licensor or licensee, or any other contract of any type relating to any intellectual property, except for license agreements relating to off-the-shelf software or software components pursuant to non-negotiable standard form or “shrink wrap” license agreement;

(vii)       any contract with any insider of Commercial Bancshares or any of its Subsidiaries or any arrangement under which Commercial Bancshares or any of its Subsidiaries has advanced or loaned any amount to any of their respective insiders or immediate family member of any insider (the terms “insider” and “immediate family member” have the meanings given to them under Regulation O (12 C.F.R. Part 215) as promulgated by the FRB);

(viii)      any contract, whether exclusive or otherwise, with any sales agent, representative, franchisee or distributor;

(ix)         other than this Agreement and any ancillary agreements being executed in connection with this Agreement, any contract providing for the acquisition or disposition of any portion of the assets (other than cash or cash equivalents), properties or securities of Commercial Bancshares or any of its Subsidiaries in excess of $500,000;

(x)          any contract that requires the payment of royalties;

(xi)         any contract pursuant to which Commercial Bancshares or any of its Subsidiaries has any obligation to share revenues or profits derived from Commercial Bancshares or any of its Subsidiaries with any other person;

(xii)        any contract between (i) Commercial Bancshares or any of its Subsidiaries, on the one hand, and any officer, director, employee or consultant of Commercial Bancshares or any of its Subsidiaries, on the other hand, and (ii) Commercial Bancshares or any of its Subsidiaries, on the one hand, and any affiliate of any director or executive officer of Commercial Bancshares, on the other hand;

(xiii)       any contract that is a “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the SEC); and

(xiv)      any other legally binding contract not of the type covered by any of the other items of this Section 3.13(a) involving money or property and having an obligation by Commercial Bancshares or any of its Subsidiaries in excess of $250,000 aggregate in any period of 12 consecutive months and which is otherwise not in the ordinary course of business.

(b)          In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Commercial Bancshares: (i) each Commercial Bancshares Contract is valid and binding on Commercial Bancshares or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Commercial Bancshares and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Commercial Bancshares Contract, (iii) to the knowledge of Commercial Bancshares each third-party counterparty to each Commercial Bancshares Contract has performed all obligations required to be performed by it to date under such Commercial Bancshares Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Commercial Bancshares or any of its Subsidiaries under any such Commercial Bancshares Contract.

3.14         Agreements with Regulatory Agencies. Neither Commercial Bancshares nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2013, a recipient of any supervisory letter from, or since January 1, 2013, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Commercial Bancshares Disclosure Schedule, a “Commercial Bancshares Regulatory Agreement”), nor has Commercial Bancshares or any of its Subsidiaries been advised in writing or, to the knowledge of Commercial Bancshares, orally, since January 1, 2013, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Commercial Bancshares Regulatory Agreement.

3.15         Risk Management Instruments. Neither Commercial Bancshares nor any of its Subsidiaries has entered into any rate swaps, caps, floors, option agreements, futures or forward contracts or other similar derivative transactions or risk management arrangements, whether entered into for the account of Commercial Bancshares or any of its Subsidiaries or for the account of a customer of Commercial Bancshares or one of its Subsidiaries.

3.16         Environmental Matters. To the knowledge of Commercial Bancshares and except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Commercial Bancshares, Commercial Bancshares and its Subsidiaries (including but not limited to real property previously or currently owned or operated by them and real property that is mortgage collateral securing loans made by them) are in compliance and have complied with all applicable federal, state or local laws, regulations, orders, decrees, permits, authorizations, common law or legal requirements relating to: (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other judicial proceedings, claims or actions or, to the knowledge of Commercial Bancshares, any private environmental investigations or remediation activities or governmental investigations of any nature, which impose, or seek to impose, or that could reasonably be likely to result in the imposition, on Commercial Bancshares or any of its Subsidiaries, of any liability or obligation arising under any Environmental Law, concluded, pending or threatened against Commercial Bancshares, which liability or obligation would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Commercial Bancshares. To the knowledge of Commercial Bancshares, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Commercial Bancshares. Commercial Bancshares is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to any Environmental Law that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Commercial Bancshares.

3.17         Investment Securities.

(a)          Each of Commercial Bancshares and its Subsidiaries has good title to all securities owned by it, free and clear of any Lien, except (i) as set forth in the financial statements included in the Commercial Bancshares Reports and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Commercial Bancshares or its Subsidiaries. Such securities are valued on the books of Commercial Bancshares in accordance with GAAP in all material respects.

(b)          Commercial Bancshares and its Subsidiaries employ investment, securities, risk management and other policies, practices and procedures that are prudent and reasonable in the context of their respective businesses, and Commercial Bancshares and its Subsidiaries have, since January 1, 2013, been in compliance with such policies, practices and procedures in all material respects.

3.18         Real Property.

(a) Section 3.18(a) of the Commercial Bancshares Disclosure Schedule sets forth all real property owned by Commercial Bancshares or a Commercial Bancshares Subsidiary (the “Commercial Bancshares Owned Properties”) and all leases of real property to which Commercial Bancshares or a Commercial Bancshares Subsidiary is a party (the “Commercial Bancshares Leased Properties” and, collectively with the Commercial Bancshares Owned Properties, the “Commercial Bancshares Real Property”). Commercial Bancshares or a Commercial Bancshares Subsidiary (a) has good and marketable title to all Commercial Bancshares Owned Properties free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially adversely affect the value or present use of the properties or assets subject thereto or affected thereby or otherwise materially adversely impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially adversely affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all Commercial Bancshares Leased Properties, free and clear of all material Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without material default thereunder by the lessee or, to the knowledge of Commercial Bancshares, the lessor. There are no material pending or, to the knowledge of Commercial Bancshares, threatened condemnation proceedings against any Commercial Bancshares Real Property.

(b) All buildings, fixtures, mechanical systems (including electrical, plumbing and heating), and roof and structural systems at each Commercial Bancshares Real Property are in good operating condition and repair, ordinary wear and tear excepted, and no material expenditures are currently required or anticipated by Commercial Bancshares or a Commercial Bancshares Subsidiary with respect to the foregoing.

(c)          Neither Commercial Bancshares nor any Commercial Bancshares Subsidiary has received written notice of, or has any knowledge of, any material uncured violation by Commercial Bancshares or a Commercial Bancshares Subsidiary of any of the Permitted Encumbrances.

3.19         Intellectual Property. Commercial Bancshares and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens other than any Permitted Encumbrances), all Intellectual Property necessary for the conduct of its business as currently conducted. The use of any Intellectual Property by Commercial Bancshares and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person, and no person has asserted to Commercial Bancshares in writing that Commercial Bancshares or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person. To the knowledge of Commercial Bancshares, no person is challenging, infringing on or otherwise violating any right of Commercial Bancshares or any of its Subsidiaries with respect to any Intellectual Property owned by Commercial Bancshares or its Subsidiaries. Neither Commercial Bancshares nor any Commercial Bancshares Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Commercial Bancshares or any Commercial Bancshares Subsidiary. Since January 1, 2013, no third party has, to the knowledge of Commercial Bancshares, gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Commercial Bancshares and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, trade names, Internet domain names, logos and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any re-examinations, extensions or reissues thereof, in any jurisdiction; trade secrets, and copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

3.20         Related Party Transactions. Except as appropriately disclosed in a Commercial Bancshares Report, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Commercial Bancshares or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Commercial Bancshares or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Commercial Bancshares Shares (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Commercial Bancshares), on the other hand, of the type required to be reported in any Commercial Bancshares Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

3.21         State Takeover Laws. The Board of Directors of Commercial Bancshares has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby, including the voting agreement attached hereto as Exhibit B (the “Voting Agreement”), any applicable provisions of the takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”).

3.22         Reorganization. Commercial Bancshares and each of its Subsidiaries has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23         Opinion. Prior to the execution of this Agreement, the Board of Directors of Commercial Bancshares has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Keefe, Bruyette & Woods, Inc., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger consideration (defined in such opinion as Cash Consideration and Stock Consideration, taken together) is fair, from a financial point of view, to the holders of Commercial Bancshares Shares. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24         Commercial Bancshares Information. The information relating to Commercial Bancshares and its Subsidiaries that is provided by Commercial Bancshares or its representatives specifically for inclusion in (a) the Proxy Statement on the date it (or any amendment or supplement thereto) is first mailed to holders of Commercial Bancshares Shares or at the time of the Commercial Bancshares Meeting, (b) the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of Commercial Bancshares incorporated by reference in the Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Commercial Bancshares and its Subsidiaries and other portions within the reasonable control of Commercial Bancshares and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Commercial Bancshares with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of First Defiance or its Subsidiaries for inclusion in the Proxy Statement or the S-4.

3.25         Loan Portfolio.

(a)          As of the date hereof, except as set forth in Section 3.25(a) of the Commercial Bancshares Disclosure Schedule, neither Commercial Bancshares nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Commercial Bancshares or any Subsidiary of Commercial Bancshares is a creditor which as of June 30, 2016 was over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or principal shareholder of Commercial Bancshares or any of its Subsidiaries (as such terms are defined in 12 C.F.R. Part 215). Except as such disclosure may be limited by any applicable law, rule or regulation, Section 3.25(a) of the Commercial Bancshares Disclosure Schedule sets forth a true, correct and complete list of all of the Loans of Commercial Bancshares and its Subsidiaries that, as of June 30, 2016, were classified by Commercial Bancshares as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date.

(b)          Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Commercial Bancshares, each outstanding Loan of Commercial Bancshares and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Commercial Bancshares and its Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)          Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Commercial Bancshares, each outstanding Loan of Commercial Bancshares and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of Commercial Bancshares and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)          None of the agreements pursuant to which Commercial Bancshares or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan (other than first payment defaults).

(e)          There are no outstanding Loans made by Commercial Bancshares or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Commercial Bancshares or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)          Neither Commercial Bancshares nor any of its Subsidiaries is now, nor has it ever been since December 31, 2012, subject to any material fine, suspension, settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(g)          Except as set forth in the Commercial Bancshares Disclosure Schedule, there is no Loan which was made by Commercial Bancshares or any of its Subsidiaries and which is reflected as an asset of Commercial Bancshares or its Subsidiaries that (i) is 90 days or more delinquent, (ii) has been classified by examiners (regulatory or internal) or by management of Commercial Bancshares or its Subsidiaries as “substandard,” “doubtful,” “loss” or “special mention,” or (iii) has been identified by accountants or auditors (regulatory or internal) as having significant risk of uncollectibility. The allowance for loan losses reflected on Commercial Bancshares June 30, 2016 financial statements filed with the SEC is adequate in all material respects under the requirements of GAAP.

3.26         Insurance. Commercial Bancshares and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Commercial Bancshares reasonably has determined to be prudent and consistent with industry practice, and neither Commercial Bancshares nor any of its Subsidiaries has received notice to the effect that any of them are in default under any material insurance policy. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Commercial Bancshares and its Subsidiaries, Commercial Bancshares or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.27         No Investment Adviser Subsidiary. Neither Commercial Bancshares nor any Commercial Bancshares Subsidiary serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended.

3.28         Books and Records. Except for minutes and actions related to the process leading up to this Agreement and the transactions contemplated hereunder or related to meetings held in the month prior to the date of this Agreement, which have not yet been prepared, approved, executed and/or placed in Commercial Bancshares’ minute books, (i) the books of account, minute books, stock record books, and other financial and corporate records of Commercial Bancshares and its Subsidiaries, all of which have been made available to First Defiance, are complete and correct in all material respects and have been maintained in accordance with sound business practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Commercial Bancshares and its Subsidiaries; and (ii) the minute books of Commercial Bancshares and its Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Commercial Bancshares Board of Directors and the governing bodies of its Subsidiaries and committees of the Commercial Bancshares Board of Directors and the governing bodies of its Subsidiaries, and no meeting of any such shareholders, Commercial Bancshares Board of Directors and the governing bodies of its Subsidiaries, or committee has been held for which minutes have been prepared and are not contained in such minute books.

3.29         Prohibited Payments. Commercial Bancshares and its Subsidiaries have not, directly or indirectly (i) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction, (ii) established or maintained any unrecorded fund asset for any purpose or made any false entries on the books and records of Commercial Bancshares or its Subsidiaries for any reason, (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office, or (iv) paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets, business or operations of Commercial Bancshares or any of its Subsidiaries, which Commercial Bancshares or its Subsidiaries knows or has reason to believe may have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction.

3.30         Absence of Undisclosed Liabilities. Neither Commercial Bancshares nor any of its Subsidiaries has any liability (whether accrued, absolute, contingent or otherwise) that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on Commercial Bancshares on a consolidated basis, except as disclosed in the financial statements in Commercial Bancshares Reports and except as set forth in Commercial Bancshares’ Disclosure Schedule.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FIRST DEFIANCE

Except as disclosed in the disclosure schedule delivered by First Defiance to Commercial Bancshares concurrently herewith (the “First Defiance Disclosure Schedule”), First Defiance hereby represents and warrants to Commercial Bancshares the statements contained in this Article IV; provided, that the mere inclusion of an item in the First Defiance Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by First Defiance that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

4.1           Corporate Organization.

(a)          First Defiance is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is a unitary thrift holding company duly registered under the Home Owners’ Loan Act of 1933, as amended (“HOLA”). First Defiance has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. First Defiance is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on First Defiance. True and complete copies of the First Defiance Articles and First Defiance Code of Regulations, as in effect as of the date of this Agreement, have previously been made available to Commercial Bancshares.

(b)          Except, in the case of clauses (ii) and (iii) only, as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on First Defiance, each Subsidiary of First Defiance (a “First Defiance Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of First Defiance to pay dividends or distributions, except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of First Defiance that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of First Defiance, threatened. Section 4.1(b) of the First Defiance Disclosure Schedule sets forth a true and complete list of all Subsidiaries of First Defiance as of the date hereof.

4.2           Capitalization.

(a)          The authorized capital stock of First Defiance consists of 25,000,000 First Defiance Shares and 5,000,000 shares of preferred stock, par value $0.01 per share. As of the date of this Agreement, no shares of capital stock or other voting securities of First Defiance are issued, reserved for issuance or outstanding, other than 8,976,900 First Defiance Shares issued and outstanding, 3,743,447 First Defiance Shares held in treasury, 61,000 First Defiance Shares reserved for issuance upon the exercise of outstanding stock options granted under a First Defiance Stock Plan (“First Defiance Stock Options”), 87,629 First Defiance Shares reserved for issuance upon the settlement of outstanding restricted stock units granted under a First Defiance Stock Plan (“First Defiance Restricted Stock Unit Award”), and 168,251 First Defiance Shares reserved for issuance upon the issuance of future awards under the First Defiance Stock Plans. As used herein, the “First Defiance Stock Plans” shall mean all employee and director equity incentive plans of First Defiance in effect as of the date of this Agreement and agreements for equity awards in respect of First Defiance Shares granted by First Defiance under the inducement grant exception. All of the issued and outstanding First Defiance Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of First Defiance may vote are issued or outstanding. Except as set forth in Section 4.2(a) of the First Defiance Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of First Defiance are issued or outstanding. Other than First Defiance Stock Options and First Defiance Restricted Stock Unit Awards, in each case, issued prior to the date of this Agreement, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating First Defiance to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(b)          There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which First Defiance or any of its Subsidiaries has a contractual or other obligation to the voting or transfer of the First Defiance Shares or other equity interests of First Defiance.

(c)          First Defiance owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each First Defiance Subsidiary, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, non-assessable (except, with respect to First Defiance Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No First Defiance Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3           Authority; No Violation.

(a)          First Defiance has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger has been duly and validly approved by the Board of Directors of First Defiance. The Board of Directors of First Defiance has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of First Defiance and its shareholders. Except for the adoption of resolutions to give effect to the provisions of Section 6.10 in connection with the Closing, no other corporate proceedings on the part of First Defiance are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by First Defiance and (assuming due authorization, execution and delivery by Commercial Bancshares) constitutes a valid and binding obligation of First Defiance, enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The First Defiance Shares to be issued in the Merger have been validly authorized and, when issued, will be validly issued, fully paid and non-assessable, and no current or past shareholder of First Defiance will have any preemptive right or similar rights in respect thereof.

(b)          Neither the execution and delivery of this Agreement by First Defiance, nor the consummation by First Defiance of the transactions contemplated hereby, nor compliance by First Defiance with any of the terms or provisions hereof, will (i) violate any provision of the First Defiance Articles or the First Defiance Code of Regulations or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to First Defiance, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of First Defiance or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which First Defiance or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which either individually or in the aggregate would not reasonably be likely to have a Material Adverse Effect on First Defiance.

4.4           Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the NASDAQ, (ii) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iv) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the Commercial Bancshares Disclosure Schedule and approval of such applications, filings and notices, (v) the filing with the SEC of the Proxy Statement and the S-4 in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the S-4, (vi) the filing of the Certificate of Merger with the Ohio Secretary pursuant to the OGCL, and the filing of the Bank Merger Certificate, (vii) the filing of any notices or other filings under the HSR Act, if necessary or advisable, and (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the First Defiance Shares pursuant to this Agreement and the approval of the listing of such First Defiance Shares on the NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by First Defiance of this Agreement or (B) the consummation by First Defiance of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, First Defiance is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.5           SEC Filings. First Defiance has filed all reports and proxy materials required to be filed by it with the SEC pursuant to the Exchange Act. All such filings, at the time of filing, complied in all material respects as to form and included all exhibits required to be filed under the applicable rules of the SEC. None of such documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.6           Financial Statements.

(a)          The financial statements of First Defiance and its Subsidiaries included (or incorporated by reference) in each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by First Defiance pursuant to the Securities Act or Exchange Act since January 1, 2013 (the “First Defiance Reports”) (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of First Defiance and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of First Defiance and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of First Defiance and its Subsidiaries have been, since January 1, 2013, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Crowe Horwath LLP has not resigned (or informed First Defiance that it intends to resign) or been dismissed as independent public accountants of First Defiance as a result of or in connection with any disagreements with First Defiance on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          Since January 1, 2013, (i) neither First Defiance nor any of its Subsidiaries, nor, to the knowledge of First Defiance, any director, officer, auditor, accountant or representative of First Defiance or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of First Defiance, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of First Defiance or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that First Defiance or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing First Defiance or any of its Subsidiaries, whether or not employed by First Defiance or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by First Defiance or any of its officers, directors, or employees to the Board of Directors of First Defiance or any committee thereof or, to the knowledge of First Defiance, to any director or officer of First Defiance.

4.7           Broker’s Fees. Neither First Defiance nor any First Defiance Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Raymond James & Associates, Inc.

4.8           Absence of Certain Changes or Events.

(a)          Since December 31, 2015, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on First Defiance.

(b)          Since December 31, 2015, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, First Defiance and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9           Legal Proceedings.

(a)          Neither First Defiance nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of First Defiance, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against First Defiance or any of its Subsidiaries (i) that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on First Defiance, or (ii) of a material nature challenging the validity or propriety of this Agreement.

(b)          There is no injunction, order, judgment, decree, or regulatory restriction imposed upon First Defiance, any of its Subsidiaries or the assets of First Defiance or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to First Defiance or any of its affiliates) that would reasonably be expected to be material to either First Defiance or any of its Subsidiaries, taken as a whole.

4.10         Taxes and Tax Returns. Each of First Defiance and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes of First Defiance and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of First Defiance and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. The federal income Tax Returns of First Defiance and its Subsidiaries for all years up to and including December 31, 2011 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. No deficiency with respect to any amount of Taxes has been proposed, asserted or assessed against First Defiance or any of its Subsidiaries. Except as set forth in Section 4.10 of the First Defiance Disclosure Schedule, there are no pending or threatened (in writing) disputes, claims, audits, examinations or other proceedings regarding any Taxes of First Defiance and its Subsidiaries or the assets of First Defiance and its Subsidiaries.

4.11         Compliance with Applicable Law. First Defiance and each of its Subsidiaries hold, and have at all times since December 31, 2012 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on First Defiance, and to the knowledge of First Defiance, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. First Defiance and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any law, statute, order, rule or regulation of any Governmental Entity applicable to First Defiance or any of its Subsidiaries, including (to the extent applicable to First Defiance or its Subsidiaries) all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Financial Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law or regulation relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. First Federal has a Community Reinvestment Act rating of “satisfactory” or better. First Defiance and each of its affiliates and subsidiaries have complied in all material respects with and are not in material default or violation under the Volcker Rule.

4.12         Certain Contracts.

(a)          Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which First Defiance or any of its Subsidiaries is a party or by which First Defiance or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by First Defiance, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “First Defiance Contract”), and neither First Defiance nor any of its Subsidiaries knows of, or has received notice of, any violation of any First Defiance Contract by any of the other parties thereto which would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on First Defiance.

(b)          In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on First Defiance, (i) each First Defiance Contract is valid and binding on First Defiance or one of its Subsidiaries, as applicable, and in full force and effect, (ii) First Defiance and each of its Subsidiaries have performed all obligations required to be performed by it prior to the date hereof under each First Defiance Contract, (iii) to the knowledge of First Defiance, each third-party counterparty to each First Defiance Contract has performed all obligations required to be performed by it to date under such First Defiance Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of First Defiance or any of its Subsidiaries under any such First Defiance Contract.

4.13         Agreements with Regulatory Agencies. Neither First Defiance nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, a recipient of any supervisory letter from, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the First Defiance Disclosure Schedule, a “First Defiance Regulatory Agreement”), nor has First Defiance or any of its Subsidiaries been advised, in writing or, to the knowledge of First Defiance, orally, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such First Defiance Regulatory Agreement.

4.14         Information Technology. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on First Defiance, to the knowledge of First Defiance, since January 1, 2013, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of First Defiance and its Subsidiaries.

4.15         Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between First Defiance or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of First Defiance or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding First Defiance Shares (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of First Defiance), on the other hand, of the type required to be reported in any First Defiance Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

4.16         State Takeover Laws. The Board of Directors of First Defiance has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any applicable Takeover Statutes.

4.17         Reorganization. First Defiance and each of its Subsidiaries has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.18         First Defiance Information. The information relating to First Defiance and its Subsidiaries that is provided by First Defiance or its representatives specifically for inclusion in (a) the Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of Commercial Bancshares Shares or at the time of the Commercial Bancshares Meeting, (b) the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of First Defiance incorporated by reference in the Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to First Defiance and its Subsidiaries and other portions within the reasonable control of First Defiance and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by First Defiance with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Commercial Bancshares or its Subsidiaries for inclusion in the Proxy Statement or the S-4.

4.19         Financing. First Defiance has, or will have available to it prior to the Closing Date, all funds necessary to satisfy its obligations hereunder.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1           Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, required by law or as consented to in writing by First Defiance, (a) Commercial Bancshares shall, and shall cause its Subsidiaries to, (i) conduct its business in the ordinary course in all material respects and (ii) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) each of First Defiance and Commercial Bancshares shall and shall cause its respective Subsidiaries to take no action that would reasonably be likely to adversely affect or delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2           Commercial Bancshares Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement or as required by law or binding regulatory guidance, Commercial Bancshares shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of First Defiance:

(a)          in each case, other than in the ordinary course of business, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any Subsidiary of Commercial Bancshares);

(b)          (i)          adjust, split, combine or reclassify any capital stock;

(ii)         Except for the payment of its regular quarterly cash dividend of $0.25 per share payable consistent with past practice, (the parties agree to coordinate their respective dividend declaration dates for the quarter in which the Merger shall occur such that the shareholders of Commercial Bancshares will receive a dividend from Commercial Bancshares or First Defiance but not from both) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any of the Subsidiaries of Commercial Bancshares to Commercial Bancshares or any of its wholly owned Subsidiaries, or (B) the acceptance of Commercial Bancshares Shares as payment for the exercise price of Commercial Bancshares Stock Options or for withholding taxes incurred in connection with the exercise of Commercial Bancshares Stock Options in accordance with past practice and the terms of the applicable award agreements);

(iii)        grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv)        issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except for the issuance of shares upon the exercise of Commercial Bancshares Stock Options outstanding as of the date hereof;

(c)          sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any material indebtedness to any such person or any claims held by any person, in each case other than in the ordinary course of business;

(d)          except for transactions in the ordinary course of business (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith), make any investment that would be material to Commercial Bancshares and its Subsidiaries on a consolidated basis either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity, other than in a wholly owned Subsidiary of Commercial Bancshares;

(e)          (i) terminate, amend, or waive any provision of, any Commercial Bancshares Contract, or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals in the ordinary course of business or (ii) enter into any contract that would constitute a Commercial Bancshares Contract if it were in effect on the date of this Agreement;

(f)          except as required under applicable law or the terms of any Commercial Bancshares Benefit Plan existing as of the date hereof, (i) enter into, adopt or terminate any Commercial Bancshares Benefit Plan (including any plans, programs, policies, agreements or arrangements that would be considered a Commercial Bancshares Benefit Plan if in effect as of the date hereof), (ii) amend (whether in writing or through the interpretation of) any Commercial Bancshares Benefit Plan (including any plans, programs, policies, agreements or arrangements adopted or entered into that would be considered a Commercial Bancshares Benefit Plan if in effect as of the date hereof), other than amendments in the ordinary course of business consistent with past practice that do not materially increase the cost or expense of maintaining such plan, program, policy or arrangements, (iii) other than in the ordinary course of business consistent with past practice increase the compensation payable to any current or former employee, officer, director, independent contractor or consultant, (iv) other than in the ordinary course of business consistent with past practice pay or award, or commit to pay or award, any bonuses or incentive compensation (so long as the total amount of bonuses and incentive compensation paid by Commercial Bancshares and all of its Subsidiaries for 2016 does not exceed $400,000), (v) accelerate the vesting of any equity-based awards or other compensation, (vi) enter into any collective bargaining agreement or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer, employee, independent contractor or consultant whose annual base salary or base wage is greater than $75,000, other than for cause, or (ix) hire any officer, employee, independent contractor or consultant whose annual base salary or base wage is greater than $75,000; provided, however, that First Defiance will not unreasonably withhold or delay its consent regarding an exception to subsections (f)(viii) or (ix) and will respond to Commercial Bancshares’ requests within three (3) business days after receipt thereof;

(g)          except for debt workouts in the ordinary course of business, settle any material claim, suit, action or proceeding in an amount and for consideration in excess of $150,000 individually or $300,000 in the aggregate (net of any insurance proceeds or indemnity, contribution or similar payments received by Commercial Bancshares or any of its Subsidiaries in respect thereof) or that would impose any material restriction on the business of it or its Subsidiaries or First Defiance;

(h)          amend the Commercial Bancshares Articles, the Commercial Bancshares Code of Regulations, or comparable governing documents of its Subsidiaries;

(i)          merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(j)          materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity or requested by a Governmental Entity;

(k)          implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP, by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity, or requested by First Defiance;

(l)          (i) enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, hedging policies, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation or policies imposed by any Governmental Entity;

(m)          (i) make or purchase any indirect or brokered loans, or (ii) purchase from or sell to any financial institution or other non-depository lender an interest in a loan, other than in the ordinary course of business and consistent with past practice and in any case with dollar amounts in excess of the amounts for originations set forth in subsection (p) of this Section 5.2; provided, however, that First Defiance will not unreasonably withhold or delay its consent regarding an exception to this subsection (m);

(n)          take any action that would change Commercial Bancshares’ loan loss reserves in a manner that is not in compliance with Commercial Bancshares’ policy on the date of this Agreement and past practices consistently applied and in material compliance with GAAP;

(o)          make any capital expenditure or capital addition or improvement or purchase other assets outside of the ordinary course of business which individually exceeds $75,000 or in the aggregate exceed $200,000;

(p)          (i) establish any new lending programs or make any changes in the policies of any Commercial Bancshares Subsidiary concerning which persons may approve loans, (ii) price or reprice any loans inconsistent with Commercial Bancshares current pricing methodology, or (iii) originate or issue any: (A) loans except in accordance with existing lending policies, and lending limits and authorities; or (B) (1) unsecured consumer loans in excess of $25,000; (2) individual commercial loans in excess of $1,000,000; or (3) construction, acquisition or development loans, residential permanent loans, loans secured by special purpose property, or SBA loans, to any one borrower in excess of $2,000,000 in the aggregate; provided, however, that First Defiance will not unreasonably withhold or delay its consent regarding an exception to this subsection (p) and will respond to Commercial Bancshares’ requests within three (3) business days after receipt thereof;

(q)          (i) make, change or revoke any Tax election, (ii) change an annual Tax accounting period, (iii) adopt or change any Tax accounting method, (iv) file any amended Tax Return, (v) enter into any closing agreement with respect to Taxes, (vi) settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes, (vii) fail to prepare or file or cause to be prepared or filed in a timely manner consistent with past practice all Tax Returns that are required to be filed (with extensions) at or before the Effective Time, (viii) fail to pay any Tax due (whether or not required to be shown on any such Tax Returns), (ix) consent to the extension or waiver of any statute of limitations with respect to taxes, or (x) offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund of Taxes or to file any amended Tax Return;

(r)          (i) make application for the opening or relocation of, or open or relocate, any branch office, loan production office or other significant office or operations facility of it or its Subsidiaries, (ii) other than in consultation with First Defiance, make application for the closing of or close any branch or (iii) purchase any new real property (other than other real estate owned (OREO) properties in the ordinary course) or enter into, amend or renew any material lease with respect to real property;

(s)          knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Commercial Bancshares or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or the Requisite Commercial Bancshares Vote or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby;

(t)          foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a Phase I Environmental Report in accordance with the requirements of ASTM E1527-13 “Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Practice” (a “Phase I”) thereon that indicates that the property does not contain any “Recognized Environmental Conditions” (as defined in the ASTM-E1527-13 standard for Phase I assessments) regarding pollutants, contaminants or hazardous or toxic waste materials including asbestos and petroleum products;

(u)          except for communications made in accordance with Section 6.6(e) and Section 6.11, make any written communications to the employees of Commercial Bancshares or its Subsidiaries with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement; or

(v)         agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3           First Defiance Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the First Defiance Disclosure Schedule, as expressly contemplated or permitted by this Agreement, as required by law or binding regulatory guidance, First Defiance shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Commercial Bancshares (such consent not to be unreasonably withheld):

(a)          amend the First Defiance Articles or the First Defiance Code of Regulations in a manner that would materially and adversely affect the holders of Commercial Bancshares Shares, or adversely affect the holders of Commercial Bancshares Shares relative to other holders of First Defiance Shares;

(b)          adjust, split, combine or reclassify any capital stock of First Defiance or make, declare or pay any extraordinary dividend on any capital stock of First Defiance;

(c)          merge or consolidate itself or any of its Subsidiaries with any other person (i) where it or its Subsidiary, as applicable, is not the surviving person or (ii) if the merger or consolidation is reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed;

(d)          knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of First Defiance or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby; or

(e)          agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

5.4           Tax Treatment. Each of First Defiance and Commercial Bancshares agrees not to take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and each of First Defiance and Commercial Bancshares agrees to take such action as may be reasonably required, if such action may be reasonably taken, to reverse the impact of past actions which would adversely impact the ability of the Merger to be characterized as a tax-free reorganization under Section 368(a) of the Code. Officers of First Defiance and Commercial Bancshares shall execute and deliver to Vorys, Sater, Seymour and Pease LLP and Shumaker, Loop & Kendrick, LLP, as tax counsel to First Defiance and Commercial Bancshares, respectively, tax representation letters (the “Tax Representation Letters”) substantially in such form agreed to by the parties at such time as may be reasonably requested by Vorys, Sater, Seymour and Pease LLP and Shumaker, Loop & Kendrick, LLP in connection with their delivery of opinions pursuant to Sections 7.2(c) and 7.3(c) of this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1           Regulatory Matters.

(a)          First Defiance and Commercial Bancshares shall promptly prepare and file with the SEC the Proxy Statement and First Defiance shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of First Defiance and Commercial Bancshares shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and Commercial Bancshares shall thereafter mail or deliver the Proxy Statement to its shareholders. First Defiance shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement as promptly as practicable, and Commercial Bancshares shall furnish all information concerning itself and the holders of Commercial Bancshares Shares as may be reasonably requested in connection with any such action.

(b)          The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities. First Defiance and Commercial Bancshares shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals. First Defiance and Commercial Bancshares shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval and any approvals required for the Bank Merger as promptly as reasonably practicable. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Requisite Regulatory Approvals) and shall respond as promptly as practicable to the requests of Governmental Entities for documents and information. First Defiance and Commercial Bancshares shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Commercial Bancshares or First Defiance, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing and with sufficient opportunity to comment, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality (except any competitively sensitive business or other proprietary information (but not any confidential supervisory information) of Commercial Bancshares that is necessary for First Defiance to prepare and file any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals; provided, that First Defiance shall request confidential treatment of any such information, permit Commercial Bancshares to control the defense of any challenge to such confidential treatment request and will not release any such information publicly pursuant to Freedom of Information Act requests or similar rules without Commercial Bancshares’ consent). The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

(c)          First Defiance and Commercial Bancshares shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of First Defiance, Commercial Bancshares or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each of First Defiance and Commercial Bancshares agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it specifically for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the shareholders of Commercial Bancshares and at the time of the Commercial Bancshares Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading, and (iii) any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals will, at the time each is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of First Defiance and Commercial Bancshares further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the S-4 or the Proxy Statement.

(d)          First Defiance and Commercial Bancshares shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.2           Access to Information.

(a)          Upon reasonable notice and subject to applicable laws, each of First Defiance and Commercial Bancshares, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, personnel, information technology systems, and records, and each shall reasonably cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or the other party), and, during such period, during normal business hours and in a manner so as not to interfere with normal business operations, each of First Defiance and Commercial Bancshares shall, and shall cause its respective Subsidiaries to, make available to the other party such information concerning its business, properties and personnel as such party may reasonably request. Each party shall use commercially reasonable efforts to minimize any interference with the other party’s regular business operations during any such access. Neither First Defiance nor Commercial Bancshares nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of First Defiance’s or Commercial Bancshares’, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)          Each of First Defiance and Commercial Bancshares shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of each of the confidentiality agreements, dated April 27, 2016 and August 5, 2016, between First Defiance and Commercial Bancshares (the “Confidentiality Agreements”).

6.3           Commercial Bancshares Shareholder Approval.

(a)          Commercial Bancshares shall take, in accordance with applicable law and the Commercial Bancshares Articles and the Commercial Bancshares Code of Regulations, all actions necessary to convene a meeting of its shareholders (the “Commercial Bancshares Meeting”) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Commercial Bancshares Vote required in connection with this Agreement and the Merger. Except in the case of an Adverse Recommendation Change, the Board of Directors of Commercial Bancshares shall use its reasonable best efforts to obtain from the shareholders of Commercial Bancshares the Requisite Commercial Bancshares Vote, including by communicating to its shareholders its recommendation (and including such recommendation in the Proxy Statement) that they adopt and approve this Agreement and the transactions contemplated hereby. Commercial Bancshares shall engage a proxy solicitor reasonably acceptable to First Defiance to assist in the solicitation of proxies from shareholders relating to the Requisite Commercial Bancshares Vote. However, subject to Section 8.1 and Section 8.2, if the Board of Directors of Commercial Bancshares, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it will more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to its shareholders, the Board of Directors of Commercial Bancshares may withhold or withdraw or modify in a manner adverse to First Defiance its recommendation to its shareholders or may submit this Agreement to its shareholders without recommendation (each, an “Adverse Recommendation Change”) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Commercial Bancshares may communicate the basis for its Adverse Recommendation Change to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto; provided, that the Board of Directors of Commercial Bancshares may not take any actions under this sentence unless (i) it gives First Defiance at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Board of Directors of Commercial Bancshares in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Board of Directors of Commercial Bancshares takes into account any amendment or modification to this Agreement proposed by First Defiance and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3.

(b)          Except in the case of an Adverse Recommendation Change, Commercial Bancshares shall adjourn or postpone the Commercial Bancshares Meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient Commercial Bancshares Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, Commercial Bancshares has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Commercial Bancshares Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Commercial Bancshares Meeting shall be convened and this Agreement shall be submitted to the shareholders of Commercial Bancshares at the Commercial Bancshares Meeting, for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Commercial Bancshares of such obligation. Commercial Bancshares shall only be required to adjourn or postpone the Commercial Bancshares Meeting two (2) times pursuant to the first sentence of this Section 6.3(b).

(c)          Each member of the Commercial Bancshares Board of Directors of Commercial Bancshares will execute and deliver to First Defiance a Voting Agreement concurrently with the execution of this Agreement.

6.4           Environmental Assessments and Title Policies.

(a)          First Defiance may, at First Defiance's sole expense and within 50 days after the date of this Agreement, take all commercially reasonable actions necessary to investigate to First Defiance's satisfaction environmental matters concerning any real property owned, leased or operated by Commercial Bancshares or any Commercial Bancshares Subsidiary, including, but not limited to, completing Phase I and Phase II environmental site assessments or agency file reviews for such properties. First Defiance shall use commercially reasonable efforts to minimize any disruption of Commercial Bancshares' business operations and will indemnify and hold harmless Commercial Bancshares with respect to any damages or losses resulting from or arising out of such assessments. Commercial Bancshares and its Subsidiaries shall cooperate with the reasonable requests of professionals conducting the onsite assessments and agency file reviews.

(b)          First Defiance shall have ten days from the receipt of any final report prepared in connection with the environmental investigation activities conducted by First Defiance pursuant to Section 6.4(a) to notify Commercial Bancshares in writing of any material environmental concerns regarding violations of, or actions necessary to comply with, Environmental Laws, regardless of whether Commercial Bancshares, First Defiance or any of their Subsidiaries or another Person is responsible or liable for the costs of remedial or corrective actions related to such violation of, or non-compliance with, Environmental laws. Within ten days of the delivery of such notification, First Defiance shall obtain an estimate or indication as described below regarding the cost of taking remedial and corrective actions or the inability to make such an estimate. Should the cost of taking all remedial and corrective actions and measures required by applicable law, in the aggregate, exceed the sum of $500,000, as reasonably estimated by an environmental expert promptly retained for such purpose by First Defiance and reasonably acceptable to Commercial Bancshares, then First Defiance shall have the right, pursuant to Article VIII and Section 7.02(d) hereof, for a period of ten days following the receipt of such estimate, to terminate this Agreement by providing written notice to Commercial Bancshares within such ten-day period.

(c)          Commercial Bancshares will provide to First Defiance evidence of title in the form that is customary for the respective jurisdiction for each Commercial Bancshares Real Property within 15 days after the execution of this Agreement. First Defiance shall have the right pursuant to Article VIII and Section 7.02(d) hereof, to terminate this Agreement by providing written notice to Commercial Bancshares if (i) in the reasonable judgment of First Defiance, such evidence of title identifies a breach regarding the representations and warranties contained in Section 3.18 above with respect to ownership of any Commercial Bancshares Real Property with an individual or aggregate fair market value in excess of $500,000 and (ii) Commercial Bancshares is unwilling or unable to cure such breach within 60 days.

6.5           Stock Exchange Listing. First Defiance shall cause the First Defiance Shares to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance prior to the Effective Time.

6.6           Employee Matters.

(a)          First Defiance will review all of the Commercial Bancshares Benefit Plans to determine whether to maintain, terminate or continue such plans. In the event employee compensation and/or benefits as currently provided by Commercial Bancshares are changed or terminated by First Defiance, in whole or in part, First Defiance shall provide the employees of Commercial Bancshares and its Subsidiaries who become First Defiance or First Federal employees as of the Effective Time (the “Continuing Employees”) with benefits that are, in the aggregate, substantially the same as the benefits provided to similarly situated employees of First Defiance; provided, that until such time as First Defiance fully integrates the Continuing Employees into its plans, participation in the Commercial Bancshares Benefit Plans shall be deemed to satisfy the foregoing standard, it being understood that the Continuing Employees may commence participating in the plans of First Defiance on different dates following the Effective Time with respect to different benefit plans. Any employee of Commercial Bancshares or Commercial Bank who did not have an employment agreement, change in control agreement or severance agreement and who is not eligible for and entitled to a severance benefit under any other severance plan or program maintained by or with Commercial Bancshares, who is not offered employment with First Defiance or First Federal with salary and bonus opportunities substantially the same as the salary and bonus opportunities of their current employment with Commercial Bancshares or Commercial Bank or whose employment is terminated by First Defiance or First Federal (other than for cause) on or within six (6) months of the Effective Time shall receive a cash payment in an amount equal to two weeks of such employee’s current base salary (or average hourly wage over a two week period) for each full year of service, with a minimum payment of four weeks’ base salary or wages and a maximum of 26 weeks base salary or wages payable to each such employee. Nothing set forth herein shall be construed to limit the period of continued health care coverage to which such employee would be entitled under COBRA.

(b)          With respect to any employee benefit plans of First Defiance or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), First Defiance and its Subsidiaries shall (i) use commercially reasonable efforts to waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Commercial Bancshares Benefit Plan, and (ii) recognize all service of such employees with Commercial Bancshares and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Commercial Bancshares Benefit Plan prior to the Effective Time; provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of service, (B) for purposes of benefit accruals under any defined benefit pension plan, or (C) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits.

(c)          First Defiance agrees to assume and honor all Commercial Bancshares Benefit Plans in accordance with their terms as of the date, it being understood that this sentence shall not be construed to limit the ability of First Defiance or any of its Subsidiaries or affiliates to amend or terminate any Commercial Bancshares Benefit Plan to the extent that such amendment or termination is permitted by the terms of the applicable plan.

(d)          Commercial Bancshares shall cause any 401(k) plan sponsored or maintained by Commercial Bancshares (the “Commercial Bancshares 401(k) Plan”) to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. The Continuing Employees shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by First Defiance or one of its Subsidiaries (a “First Defiance 401(k) Plan”). Commercial Bancshares and First Defiance shall take any and all actions as may be required, including amendments to the Commercial Bancshares 401(k) Plan and/or First Defiance 401(k) Plan to permit Continuing Employees who are then actively employed to make rollover contributions to the First Defiance 401(k) Plan of “eligible rollover distributions” (with the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans) or a combination thereof. Commercial Bancshares shall provide First Defiance with evidence that the Commercial Bancshares 401(k) Plan has been terminated or amended, as applicable, in accordance with this Section 6.6(d); provided, that prior to amending or terminating the Commercial Bancshares 401(k) Plan, Commercial Bancshares shall provide the form and substance of any applicable resolutions or amendments to First Defiance for review and approval.

(e)          On and after the date hereof, any broad-based employee notices or communication materials (including any website posting) with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement shall be subject to the prior prompt review and comment of the other party, and the party seeking to distribute any such notice or communication shall consider in good faith revising such notice or communication to reflect any comments or advice that the other party timely provides.

(f)          Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Commercial Bancshares or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Company, Commercial Bancshares, First Defiance, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Company, Commercial Bancshares, First Defiance or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Commercial Bancshares or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Commercial Bancshares Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the First Defiance or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Commercial Bancshares Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the final sentence of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of Commercial Bancshares or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7           Indemnification; Directors’ and Officers’ Insurance.

(a)          From and after the Effective Time, each of First Defiance and the Surviving Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law, the Commercial Bancshares Articles and the Commercial Bancshares Code of Regulations, each present director and officer of Commercial Bancshares and Commercial Bank (in each case, when acting in such capacity) (collectively, the “Commercial Bancshares Indemnified Parties”) for a period of six years following the Effective Time. No Commercial Bancshares Indemnified Party shall be entitled to such indemnification with respect to a claim (i) if such person fails to cooperate in the defense and investigation of such claim as to which indemnification may be made, (ii) made by such person against First Defiance, Commercial Bancshares or any of their Subsidiaries arising out of or in connection with this Agreement, the transactions contemplated hereby or the conduct of the business of First Defiance, Commercial Bancshares or any of their Subsidiaries, or (iii) if such person fails to deliver such notices (within such person’s control) as may be required under any applicable directors’ and officers’ liability insurance policy to preserve any possible claims of which the claiming party is aware, to the extent such failure results in the denial of payment under such policy.

(b)          For a period of six (6) years after the Effective Time, First Defiance shall maintain in effect the current policies of directors’ and officers’ liability insurance maintained by Commercial Bancshares or its Subsidiaries and any similar policies covering fiduciaries under the Commercial Bancshares Benefit Plans (provided, that First Defiance may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Commercial Bancshares or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, however, that First Defiance shall not be obligated to expend, on an annual basis, an amount in excess of 125% of the current annual premium paid as of the date hereof by Commercial Bancshares for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then First Defiance shall cause to be maintained policies of insurance that, in First Defiance’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Commercial Bancshares, in consultation with, but only upon the consent of First Defiance, may (and at the request of First Defiance, Commercial Bancshares shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under Commercial Bancshares’ existing directors’ and officers’ insurance policy and similar policy covering fiduciaries under the Commercial Bancshares Benefit Plans providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed, on an annual basis, the Premium Cap. If a “tail policy” is purchased as provided above, First Defiance shall maintain in full force and effect and not cancel such “tail policy.”

6.8           Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest First Defiance or the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the then current officers and directors of each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such necessary action as may be reasonably requested by the other party, at the expense of the party who makes any such request. The parties will mutually agree on the date of distribution of the assets of the Commercial Bancshares, Inc. Deferred Compensation Plan, as amended and restated January 1, 2006, to its participants, which date selected shall occur no later than the period beginning 30 days prior to and ending on the Effective Time.

6.9           Advice of Changes. First Defiance and Commercial Bancshares shall each promptly advise the other party of any fact, change, event or circumstance known to it (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

6.10         Additional Director. First Defiance shall take all appropriate action so that, as of the Effective Time, one (1) current director of Commercial Bancshares to be selected by First Defiance in consultation with Commercial Bancshares shall be appointed as a director of First Defiance.

6.11         Acquisition Proposals.

(a)          Commercial Bancshares shall not, and shall cause its Subsidiaries and its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any Acquisition Proposal; provided, that, prior to the receipt of the Requisite Commercial Bancshares Vote, in the event Commercial Bancshares receives an unsolicited bona fide written Acquisition Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing provision, Commercial Bancshares shall have provided such information to First Defiance, and shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement dated April 27, 2016, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Commercial Bancshares. Commercial Bancshares will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than First Defiance with respect to any Acquisition Proposal. Commercial Bancshares will promptly (and in any event within one (1) business day) advise First Defiance following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such Acquisition Proposal), and will keep First Defiance reasonably apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Commercial Bancshares shall use its reasonable best efforts, subject to applicable law and the fiduciary duties of the Board of Directors of Commercial Bancshares, to enforce any existing confidentiality or standstill agreement to which it or any of its Subsidiaries is a party in accordance with the terms thereof. During the term of this Agreement, Commercial Bancshares shall not, and shall cause its Subsidiaries and its and their Representatives not to on its behalf, enter into any binding acquisition agreement, merger agreement, or other definitive transaction agreement (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.11(a)) relating to any Acquisition Proposal. As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer or proposal relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Commercial Bancshares and its Subsidiaries or 25% or more of any class of equity or voting securities of Commercial Bancshares or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Commercial Bancshares, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning more than 25% of any class of equity or voting securities of Commercial Bancshares or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Commercial Bancshares, or (iii) a merger, consolidation, share exchange or other business combination, reorganization involving Commercial Bancshares or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Commercial Bancshares, except, in each case, any sale of whole loans and securitizations in the ordinary course of business and any bona fide internal reorganization.

(b)          Nothing contained in this Agreement shall prevent Commercial Bancshares or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to Commercial Bancshares’ shareholders; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.12         Public Announcements. Commercial Bancshares and First Defiance shall each use their reasonable best efforts (a) to develop a joint communications plan, (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) except in respect of any announcement required by (i) applicable law or regulation, (ii) a request by a Governmental Entity, (iii) communications that are substantially similar to communications previously approved pursuant to this Section 6.12, (iv) communications permitted by Section 6.3 or Section 6.11 or (v) an obligation pursuant to any listing agreement with or rules of any securities exchange, Commercial Bancshares and First Defiance agree to consult with each other and to obtain the advance approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.13         Change of Method. First Defiance may at any time change the method of effecting the Merger if and to the extent requested by First Defiance, and Commercial Bancshares agrees to enter into such amendments to this Agreement as First Defiance may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to Commercial Bancshares’ shareholders or (iii) be reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed.

6.14         Takeover Statutes. Neither Commercial Bancshares nor First Defiance shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each of First Defiance and Commercial Bancshares shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of First Defiance and Commercial Bancshares will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.15         Exemption from Liability Under Section 16(b). Commercial Bancshares and First Defiance agree that, in order to most effectively compensate and retain those officers and directors of Commercial Bancshares subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Commercial Bancshares Insiders”), both prior to and after the Effective Time, it is desirable that Commercial Bancshares Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of Commercial Bancshares Shares in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.15. The Boards of Directors of First Defiance and of Commercial Bancshares, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly after the date of this Agreement, and in any event prior to the Effective Time, take all such steps as may be necessary or appropriate to cause (i) any dispositions of Commercial Bancshares Shares and (ii) any acquisitions of First Defiance Shares, in each case pursuant to the transactions contemplated by this Agreement and by any Commercial Bancshares Insiders who, immediately following the Merger, will be officers or directors of First Defiance or of the Surviving Company subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.16         Litigation and Claims. Each of First Defiance and Commercial Bancshares shall promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of First Defiance or Commercial Bancshares, as applicable, threatened against First Defiance, Commercial Bancshares or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Bank Merger Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by First Defiance, Commercial Bancshares, or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Commercial Bancshares shall give First Defiance the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against Commercial Bancshares and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without First Defiance’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.17         No Control of Other Party’s Business. Nothing contained in this Agreement shall give First Defiance, directly or indirectly, the right to control or direct the operations of Commercial Bancshares or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Commercial Bancshares, directly or indirectly, the right to control or direct the operations of First Defiance or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of First Defiance and Commercial Bancshares shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VII

CONDITIONS PRECEDENT

7.1           Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)          Shareholder Approval. This Agreement shall have been adopted by the shareholders of Commercial Bancshares by the Requisite Commercial Bancshares Vote.

(b)          Stock Exchange Listing. The First Defiance Shares that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NASDAQ.

(c)          S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(d)          No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Bank Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

(e)          Regulatory Approvals. All regulatory authorizations, consents, orders or approvals (x) from the Federal Banking Agencies, (y) required under the HSR Act, and (z) set forth in Sections 3.4 and 4.4 which are necessary to consummate the transaction contemplated by this Agreement, including the Merger and the Bank Merger, or those the failure of which to be obtained would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on First Defiance or the Surviving Company, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods being referred to herein as the “Requisite Regulatory Approvals”). The Requisite Regulatory Approvals will not contain (i) any conditions, restrictions or requirements that the Board of Directors of First Defiance reasonably determines would either, before or after the Effective Time, have a Material Adverse Effect on First Defiance and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals for such type and which the Board of Directors of First Defiance reasonably determines would either before or after the Effective Time be unduly burdensome.

7.2           Conditions to Obligations of First Defiance. The obligation of First Defiance to effect the Merger is also subject to the satisfaction or waiver by First Defiance, at or prior to the Effective Time, of the following conditions:

(a)          Representations and Warranties. The representations and warranties of Commercial Bancshares set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. First Defiance shall have received a certificate signed on behalf of Commercial Bancshares by the Chief Executive Officer and the Chief Financial Officer of Commercial Bancshares to the foregoing effect.

(b)          Performance of Obligations of Commercial Bancshares. Commercial Bancshares shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and First Defiance shall have received a certificate signed on behalf of Commercial Bancshares by the Chief Executive Officer and the Chief Financial Officer of Commercial Bancshares to such effect.

(c)          Federal Tax Opinion. First Defiance shall have received the opinion of Vorys, Sater, Seymour and Pease LLP, in form and substance reasonably satisfactory to First Defiance, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel shall require and rely upon, and First Defiance and Commercial Bancshares shall supply, the Tax Representation Letters.

(d)          Real Estate. First Defiance shall not have terminated this Agreement pursuant to Section 6.4 of this Agreement.

(e)          Consents. Commercial Bancshares shall have obtained the consent or approval of each person (other than the Requisite Regulatory Approvals) whose consent or approval shall be required in connection with the transactions contemplated hereby under any Loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, in First Defiance’s reasonable estimate have a Material Adverse Effect, after the Effective Time, on the Surviving Company.

(f)          FIRPTA Certification. First Defiance shall have received a statement executed on behalf of Commercial Bancshares, dated as of the Effective Date, satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3)(and complying with Treasury Regulations Section 1.897-2(h)) in a form reasonably acceptable to First Defiance certifying that Commercial Bancshares is a U.S. person, and that the Commercial Bancshares Shares do not represent United States real property interests within the meaning of Section 897 of the Code and the Treasury Regulations promulgated thereunder.

(g)          Dissenting Shares. The holders of not more than 10% of the outstanding Commercial Bancshares Shares shall have perfected their dissenters’ rights under Section 1701.84 of the OGCL in connection with the transactions contemplated by this Agreement.

(h)          No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on Commercial Bancshares.

7.3           Conditions to Obligations of Commercial Bancshares. The obligation of Commercial Bancshares to effect the Merger is also subject to the satisfaction or waiver by Commercial Bancshares at or prior to the Effective Time of the following conditions:

(a)          Representations and Warranties. The representations and warranties of First Defiance set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Commercial Bancshares shall have received a certificate signed on behalf of First Defiance by the Chief Executive Officer and the Chief Financial Officer of First Defiance to the foregoing effect.

(b)          Performance of Obligations of First Defiance. First Defiance shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Commercial Bancshares shall have received a certificate signed on behalf of First Defiance by the Chief Executive Officer and the Chief Financial Officer of First Defiance to such effect.

(c)          Federal Tax Opinion. Commercial Bancshares shall have received the opinion of Shumaker, Loop & Kendrick, LLP, in form and substance reasonably satisfactory to Commercial Bancshares, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel shall require and rely upon, and First Defiance and Commercial Bancshares shall supply, the Tax Representation Letters.

(d)          No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on First Defiance.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1           Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of this Agreement by the shareholders of Commercial Bancshares:

(a)          by mutual consent of First Defiance and Commercial Bancshares in a written instrument;

(b)          by either First Defiance or Commercial Bancshares if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c)          by either First Defiance or Commercial Bancshares if the Merger shall not have been consummated on or before June 30, 2017 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d)          by either First Defiance or Commercial Bancshares (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Commercial Bancshares, in the case of a termination by First Defiance, or First Defiance, in the case of a termination by Commercial Bancshares, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2 or Section 7.3, as the case may be, and which is not cured within the earlier of the Termination Date and 30 days following written notice to Commercial Bancshares, in the case of a termination by First Defiance, or First Defiance, in the case of a termination by Commercial Bancshares, or by its nature or timing cannot be cured during such period;

(e)          by First Defiance, if (i) prior to such time as the Requisite Commercial Bancshares Vote is obtained, Commercial Bancshares or the Board of Directors of Commercial Bancshares (A) submits this Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation as contemplated by Section 6.3(a), or recommends to its shareholders an Acquisition Proposal other than the Merger, or (B) materially breaches its obligations under Section 6.3 or Section 6.11; or (ii) a tender offer or exchange offer for 20% or more of the outstanding Commercial Bancshares Shares is commenced (other than by First Defiance or a Subsidiary thereof), and the Board of Directors of Commercial Bancshares recommends that the shareholders of Commercial Bancshares tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act; or

(f)          by First Defiance if the Commercial Bancshares’ Total Shareholders' Equity calculated as of the last day of the month prior to the Closing Date is less than $36.2 million. For purposes of this Section 8.1(f), “Total Shareholders’ Equity” means the total shareholders’ equity as reported in the financial statements included in Commercial Bancshares Reports, calculated in accordance with GAAP; provided, however, that such amount will not include any accumulated comprehensive income or any of the following costs and expenses actually incurred by Commercial Bancshares that are directly related to the Merger and are paid or accrued for on or prior to the last day of the month prior to the Closing Date: (i) legal, accounting, professional, advisory, brokerage and fairness opinion fees and expenses (including reimbursable costs), (ii) termination, estimated conversion costs and penalty costs associated with vendor contracts and/or commitments, including data processing contracts and commitments, (iii) the costs and expenses incurred by Commercial Bancshares relating to the printing and mailing of the Proxy Statement and the fees and expenses related to the retention of a proxy solicitor, and (iv) the cost of compensation and other benefits to be provided under each change in control, severance, employment or similar agreement to which Commercial Bancshares or any of its Subsidiaries is a party.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is affected.

8.2           Effect of Termination.

(a)          In the event of termination of this Agreement by either First Defiance or Commercial Bancshares as provided in Section 8.1, this Agreement will become void and have no effect, and none of First Defiance, Commercial Bancshares, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither First Defiance nor Commercial Bancshares shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement.

(i)          In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to Commercial Bancshares or shall have been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn) a bona fide Acquisition Proposal with respect to Commercial Bancshares and (A) thereafter this Agreement is terminated by either First Defiance or Commercial Bancshares pursuant to Section 8.1(c) without the Requisite Commercial Bancshares Vote having been obtained or (B) thereafter this Agreement is terminated by First Defiance pursuant to Section 8.1(d), and (C) prior to the date that is twelve (12) months after the date of such termination, Commercial Bancshares enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then, Commercial Bancshares shall, on the earlier of the date of execution of such definitive agreement or the date of consummation of such transaction, pay First Defiance, by wire transfer of same day funds, a fee equal to $2,400,000 (the “Termination Fee”).

(ii)         In the event that this Agreement is terminated by First Defiance pursuant to Section 8.1(e), then Commercial Bancshares shall pay First Defiance, by wire transfer of same day funds, the Termination Fee as promptly as reasonably practicable after the date of termination (and in any event, within three (3) business days thereafter).

(b)          In no event shall Commercial Bancshares be required to pay the Termination Fee on more than one occasion.

(c)          Each of First Defiance and Commercial Bancshares acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Commercial Bancshares fails promptly to pay the Termination Fee due pursuant to this Section 8.2, and, in order to obtain such payment, First Defiance commences a suit which results in a judgment against Commercial Bancshares for the Termination Fee or any portion thereof, Commercial Bancshares shall pay the costs and expenses of First Defiance (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if Commercial Bancshares fails to pay the amounts payable pursuant to this Section 8.2, then Commercial Bancshares shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid. The amounts payable by Commercial Bancshares pursuant to Section 8.2(a)(i) constitute liquidated damages and not a penalty, and, except in the case of fraud or willful and material breach, shall be the sole monetary remedy of First Defiance in the event of a termination of this Agreement specified in such section.

ARTICLE IX

GENERAL PROVISIONS

9.1           Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreements, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2           Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Commercial Bancshares; provided, however, that after the adoption of this Agreement by the shareholders of Commercial Bancshares, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further shareholder approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

9.3           Extension; Waiver. At any time prior to the Effective Time, the parties hereto, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after adoption of this Agreement by the shareholders of Commercial Bancshares, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that requires further shareholder approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4           Expenses. Except (i) with respect to costs and expenses of printing and mailing the Proxy Statement, which shall be borne equally by First Defiance and Commercial Bancshares, (ii) with respect to costs and expenses of all filing and other fees in connection with any filing under the HSR Act, which shall be borne by First Defiance and (iii) as otherwise provided in Section 8.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

9.5           Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon confirmation of receipt, (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Commercial Bancshares, to:

Commercial Bancshares, Inc.
118 S. Sandusky Avenue Upper Sandusky, Ohio 43351
	Attention:	Robert E. Beach, President and CEO
	Facsimile:	(419) 294-2350

With a copy (which shall not constitute notice) to:

Shumaker, Loop & Kendrick, LLP
1000 Jackson Street Toledo, Ohio 43604
	Attention:	Thomas C. Blank, Esq.
	Facsimile:	(419) 241-6894
and
If to First Defiance, to:

First Defiance Financial Corp.
419 Fifth Street, Suite 1200 Defiance, Ohio 43512
	Attention:	Donald P. Hileman, CEO and President
	Facsimile:	(419) 782-5145

With a copy (which shall not constitute notice) to:

Vorys, Sater, Seymour and Pease LLP
301 East Fourth Street
Suite 3500, Great American Tower
	Attention:	Kimberly J. Schaefer, Esq.
	Facsimile:	(513) 852-7892

9.6           Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of Commercial Bancshares means the knowledge of any officer of Commercial Bancshares or Commercial Bank with the title of Chief Executive Officer, President, Chief Financial Officer, Executive Vice President, Chief Lending Officer or Senior Vice President, and the “knowledge” of First Defiance means the knowledge of any officer of First Defiance or First Federal with the title of Chief Executive Officer, President, Chief Financial Officer, Executive Vice President, Compliance Officer or Senior Vice President. An officer shall be deemed to have “knowledge” of a particular fact or matter if such officer is actually aware of such fact or matter or a prudent individual would be reasonably expected to discover or otherwise become aware of such fact or matter in the ordinary course of such officer’s duties. As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which banks in Defiance or Upper Sandusky, Ohio are authorized by law or executive order to be closed, (ii) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (iv) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (b) included in the virtual data room of a party prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof. The Commercial Bancshares Disclosure Schedule and the First Defiance Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. No disclosure, representation or warranty shall be required to be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information of a Governmental Entity by any party hereto to the extent prohibited by applicable law, and, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.

9.7           Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8           Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreements constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9           Governing Law; Jurisdiction.

(a)          This Agreement shall be governed and construed in accordance with the laws of the State of Ohio, without regard to any applicable conflicts of law.

(b)          Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Ohio (the “Ohio Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Ohio Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Ohio Courts, (iii) waives any objection that the Ohio Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10         Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUIT, ACTION OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11         Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, which is intended to benefit each Commercial Bancshares Indemnified Party and his or her heir and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision in this Agreement to the contrary, no consent, approval or agreement of any third-party beneficiary will be required to amend, modify or waive any provision of this Agreement.

9.12         Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13         Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14         Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

FIRST DEFIANCE FINANCIAL CORP.

By:	/s/ Donald P. Hileman

Name:	Donald P. Hileman
Title:	President and Chief Executive Officer

COMMERCIAL BANCSHARES, INC.

By:	/s/ Robert E. Beach

Name:	Robert E. Beach
Title:	President and Chief Executive Officer

EXHIBIT A

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER (this “Agreement”) is entered into as of the 23rd day of August, 2016, by and between First Federal Bank of the Midwest (“First Federal”), a federal savings bank, and The Commercial Savings Bank (“Commercial Bank”), an Ohio commercial bank.

RECITALS:

WHEREAS, First Federal is a wholly owned subsidiary of First Defiance Financial Corp. (“FDEF”), an Ohio corporation, and Commercial Bank is a wholly owned subsidiary of Commercial Bancshares, Inc. (“CB”), an Ohio corporation;

WHEREAS, FDEF and CB have entered into an Agreement and Plan of Merger dated August 23, 2016, (the “Parent Merger Agreement”), which provides for the merger of CB with and into FDEF and the subsequent merger of Commercial Bank with and into First Federal; and

WHEREAS, the Boards of Directors of each of the parties hereto have authorized, adopted and approved this Agreement;

NOW, THEREFORE, in consideration of the mutual premises and mutual agreements contained herein, the parties hereto have agreed as follows:

ARTICLE I

THE MERGER

Section 1.01.         At the Effective Time (as defined in Article IV below), Commercial Bank shall merge with and into First Federal (the “Merger”) pursuant to Ohio Rev. Code §§ 1115.11 and 1701.79, and the applicable regulations of the Division of Financial Institutions of the Ohio Department of Commerce (the “Division”) and the Office of the Comptroller of the Currency (“OCC”). Upon consummation of the Merger, the separate corporate existence of Commercial Bank shall cease and First Federal shall continue as the surviving institution (the “Surviving Institution”).

Section 1.02.         The name of the Surviving Institution shall be First Federal Bank of the Midwest.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.01.         First Federal Stock. The shares of common stock of First Federal issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and shall constitute the only outstanding shares of capital stock of the Surviving Institution at and after the Effective Time.

A-1

Section 2.02.         Commercial Bank Stock. At the Effective Time, by virtue of the Merger and without any action on the part of First Federal or Commercial Bank, all of the common shares of Commercial Bank, $12.50 par value per share, that are issued and outstanding immediately prior thereto shall thereupon be canceled.

ARTICLE III

EFFECTIVE TIME

Section 3.01.         The Merger shall become effective immediately following and contingent upon the occurrence of the Closing (as defined in Article I of the Parent Merger Agreement) at the date and time specified in the articles of combination to be filed with the OCC (the “Effective Time”); provided, however, that such filing shall not occur and the Merger shall not be effective until all of the following events have taken place: (a) CB shall have been merged with and into FDEF; (b) the sole shareholders of First Federal and Commercial Bank shall have adopted this Agreement; (c) the Merger shall have been approved by all regulatory authorities, including the OCC; and (d) all applicable regulatory waiting periods shall have expired.

ARTICLE IV

CHARTER AND BYLAWS

OF SURVIVING INSTITUTION

Section 4.01.         The charter and bylaws of First Federal as in effect at the Effective Time shall be the charter and bylaws of the Surviving Institution at and after the Effective Time.

ARTICLE V

EXECUTIVE OFFICERS OF SURVIVING INSTITUTION

Section 5.01.         The executive officers of First Federal immediately before the Effective Time shall serve in the same capacities as executive officers of the Surviving Institution at and after the Effective Time.

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ARTICLE V

DIRECTORS OF RESULTING INSTITUTION

6.01         At and after the Effective Time and until changed in accordance with law, the number of directors of the Resulting Institution shall be ten. The directors of First Federal immediately prior to the Effective Time shall be the directors of the Resulting Institution at and after the Effective Time, until changed in accordance with law, whose names, terms and residence addresses are as follows:

Director	Term to Expire	Residence Address
John L. Bookmyer	2017

Stephen L. Boomer	2017

Douglas A. Burgei	2017

Donald P. Hileman	2017

Jean A. Hubbard	2017

Barbara A. Mitzel	2017

Charles D. Niehaus	2017

Thomas A. Reineke	2017

William J. Small	2017

Samuel S. Strausbaugh	2017

ARTICLE VII

EFFECTS OF MERGER

Section 7.01.         At the Effective Time, Commercial Bank shall merge with and into First Federal, with First Federal as the Surviving Institution. The business of the Surviving Institution shall be that of a federal savings bank, as provided for in its charter. All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of First Federal and Commercial Bank shall be automatically transferred to and vested in the Surviving Institution by virtue of the Merger without any deed or other document of transfer.

Section 7.02.         The Surviving Institution, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the assets, rights, privileges, powers, properties, franchises and interests, including, without limitation, appointments, powers, designations, nominations and all other rights, interests and powers as agent or fiduciary, in the same manner and to the same extent as such rights, interests and powers were held or enjoyed by First Federal and Commercial Bank, respectively.

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Section 7.03.         The Surviving Institution shall be responsible for all of the liabilities, restrictions and duties of every kind and description of both First Federal and Commercial Bank, immediately prior to the Merger, including, without limitation, liabilities for all savings accounts, deposits, debts, obligations and contracts of First Federal and Commercial Bank, respectively, matured or unmatured, whether accrued, absolute, contingent and otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of either First Federal or Commercial Bank. Deposit accounts shall be deemed issued in the name of the Surviving Institution in accordance with applicable regulations. All rights of creditors and other obligees and all liens on property of either First Federal or Commercial Bank shall be preserved, shall be assumed by the Surviving Institution and shall not be released or impaired.

ARTICLE VIII

OFFICES OF SURVIVING INSTITUTION

Section 8.01.         After the Effective Time, the locations of the offices of the Resulting Institution shall be as set forth on Annex A to this Agreement.

ARTICLE IX

OTHER TERMS

Section 9.01.         All terms used in this Agreement shall, unless defined herein, have the meanings set forth in the Merger Agreement.

Section 9.02.         Subject to applicable law, at any time prior to the consummation of the Merger, this Agreement may be amended by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.03.         This Agreement shall terminate and become null and void, and the transactions contemplated herein shall thereupon be abandoned, upon any occurrence of a termination of the Merger Agreement pursuant to Article VIII thereof.

Section 9.04.         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of such counterparts shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ATTEST:	First Federal Bank of the Midwest

By:
Name:		Donald P. Hileman
Title:		President and Chief Executive Officer

ATTEST:	The Commercial Savings Bank

By:
Name:		Robert E. Beach
Title:		President and Chief Executive Officer

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ANNEX A

Home Office:

Location	Address	City	State

Main Office	601 Clinton St.	Defiance	Ohio

Other Offices:

Location	Address	City	State

Operations Center	25600 Elliott Rd.	Defiance	Ohio
Mobile Banking	1011 W. Beecher St.	Adrian	Michigan
Bryan Main	204 E. High St.	Bryan	Ohio
Wauseon	211 S. Fulton St.	Bryan	Ohio
Napoleon Main	625 Scott St.	Napoleon	Ohio
Montpelier	1050 E. Main St.	Montpelier	Ohio
Napoleon North	1800 Scott. St.	Napoleon	Ohio
Defiance North	1177 N. Clinton St.	Defiance	Ohio
Paulding	905 N. Williams St.	Paulding	Ohio
Hicksville	201 E. High St.	Hicksville	Ohio
Findlay North	3900 N. Main St.	Findlay	Ohio
Fostoria	1694 N. Countyline St.	Fostoria	Ohio
Bowling Green	1226W. Wooster St.	Bowling Green	Ohio
Maumee	417 W. Dussel Dr.	Maumee	Ohio
Findlay Downtown	301 S. Main St.	Findlay	Ohio
Ottawa	405 E. Main St.	Ottawa	Ohio
McComb	124 E. Main St.	McComb	Ohio
Findlay East	7591 Patriot Dr.	Findlay	Ohio
Delphos	230 E. Second St.	Delphos	Ohio
Elida	105 S. Greenlawn Ave.	Elida	Ohio
Lima Allentown	2600 Allentown Rd.	Lima	Ohio
Genoa	22020 W. State Rt. 51	Genoa	Ohio
Oregon	3426 Navarre Ave.	Oregon	Ohio
Perrysburg	1077 Louisiana Ave.	Perrysburg	Ohio
Lima Shawnee	2565 Shawnee Rd.	Lima	Ohio
Fort Wayne	1595 W. Dupont Rd.	Fort Wayne	Indiana
Glandorf	135 S. Main St.	Glandorf	Ohio
Adrian North (300 N. Main)	300 N. Main St.	Adrian	Michigan
Adrian West (1701 W. Maumee)	1701 W. Maumee St.	Adrian	Michigan
Morenci	211 W. Main St.	Morenci	Michigan
Hudson	539 S. Meridian Hwy.	Hudson	Michigan
Tecumseh West	1449 W. Chicago Blvd.	Tecumseh	Michigan
Bowling Green North	1200 N. Main St.	Bowling Green	Ohio
Fort Wayne Illinois Rd	9909 Illinois Rd.	Fort Wayne	Indiana
Hilliard	4501 Cemetery Rd.	Columbus	Ohio
Toledo West Central	2920 W. Central Ave.	Toledo	Ohio
Upper Sandusky	118 S. Sandusky Ave.	Upper Sandusky	Ohio
Carey	128 S. Vance St.	Carey	Ohio
Harpster	17480 Cherokee St.	Harpster	Ohio
Arlington	112 E. Liberty St.	Arlington	Ohio
Findlay	1660 Tiffin Ave.	Findlay	Ohio
Marion - Barks	195 Barks Rd. West	Marion	Ohio
Marion - Jamesway	279 Jamesway	Marion	Ohio
Columbus Loan Production	965 High St.	Worthington	Ohio

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EXHIBIT B

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of August 23, 2016, by and among First Defiance Financial Corp., a savings and loan holding company incorporated under Ohio law (“First Defiance”), and each of the undersigned shareholders (collectively, the “Shareholders”) of Commercial Bancshares, Inc., a financial holding company incorporated under Ohio law (“Commercial Bancshares”).

WHEREAS, the Shareholders collectively own, either solely or jointly, 205,160.59789 shares of common stock, no par value, of Commercial Bancshares (such common shares, together with all shares of Commercial Bancshares which may hereafter be acquired by the Shareholders prior to the termination of this Agreement, shall be referred to herein as the “Shares”);

WHEREAS, First Defiance and Commercial Bancshares propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, that Commercial Bancshares will merge with and into First Defiance pursuant to the Merger (this and other capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement); and

WHEREAS, First Defiance and Commercial Bancshares have made it a condition to their entering into the Merger Agreement that the Shareholders agree to vote the Shares in favor of the adoption of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1

Voting of Shares

1.1           Voting Agreement. The Shareholders, individually and not jointly, hereby agree that, during the time this Agreement is in effect, at any meeting of the shareholders of Commercial Bancshares, however called, and in any action by consent of the shareholders of Commercial Bancshares, they will be present (in person or by proxy) at such meeting so that all of their Shares will be counted for the purpose of determining the presence of a quorum and will vote their Shares (except Shares held in a fiduciary capacity): (i) in favor of the adoption of the Merger Agreement (as amended from time to time) and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between Commercial Bancshares or any of its Subsidiaries and any person or entity other than First Defiance or any of its Subsidiaries, or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Commercial Bancshares under the Merger Agreement or that would result in any of the conditions to the obligations of Commercial Bancshares under the Merger Agreement not being fulfilled. The parties hereto acknowledge and agree that nothing contained herein is intended to restrict any Shareholder from voting or otherwise acting in the Shareholder’s capacity as a director of Commercial Bancshares with respect to any matter.

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ARTICLE 2

Representations and Warranties

Each of the Shareholders, individually and not jointly, hereby represents and warrants to First Defiance as follows:

2.1         Authority Relative to this Agreement. He or she has all necessary power and authority or capacity, as the case may be, to execute and deliver this Agreement, to perform his, or her obligations hereunder and to consummate the transaction contemplated by the Merger Agreement. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms.

2.2         No Conflict.

(a)          The execution and delivery of this Agreement by the Shareholder does not, and the performance of this Agreement by him or her will not (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to him or her or by which the Shares are bound, or (ii) result in any breach of or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares held by him or her pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which he or she is a party or by which he or she or any Shares of him or her are bound, except, in the case of clauses (i) and (ii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by such Shareholder of his, her or its obligations under this Agreement.

(b)          The execution and delivery of this Agreement by him or her does not, and the performance of this Agreement by him or her will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign regulatory body.

2.3         Title to the Shares. Each of the Shareholders is the owner of the number and class of Shares specified on Annex I hereto, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever except as otherwise specified on Annex I. No Shareholder has appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares. Each Shareholder has sole voting power with respect to his or her Shares, except as otherwise specified on Annex I.

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ARTICLE 3

Additional Covenants

3.1           Transfer of the Shares. Each of the Shareholders hereby covenants and agrees that, during the term of this Agreement, the Shareholder will not, without the prior written consent of First Defiance, sell, pledge, transfer, or otherwise voluntarily dispose of any of the Shares that are owned by the Shareholder (except Shares held in a fiduciary capacity) or take any other voluntary action which would have the effect of removing the Shareholder’s power to vote his, her or its Shares or which would otherwise be inconsistent with this Agreement.

ARTICLE 4

Miscellaneous

4.1           Termination. This Agreement will terminate on the earlier to occur of (i) the date of consummation of the Merger and (ii) the date of termination of the Merger Agreement for any reason whatsoever.

4.2           Specific Performance. The Shareholders agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that First Defiance shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

4.3           Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings with respect to the subject matter hereof.

4.4           Amendment. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.

4.5           Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

4.6           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

4.7           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

4.8           Assignment. This Agreement shall not be assigned by operation of law or otherwise.

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4.9           Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

4.10         Transfers, Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.11         Spousal Consent. If any Shareholder who is a natural person is married on the date of this Agreement, such Shareholder shall request the Shareholder’s spouse to execute and deliver to Commercial Bancshares a consent of spouse in the form of Annex II hereto (“Consent of Spouse”), within 5 days of the date of this Agreement. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Shareholder’s shares of capital stock that do not otherwise exist by operation of law or the agreement of the parties.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day first written above.

SHAREHOLDERS	FIRST DEFIANCE FINANCIAL CORP.

By:
Robert E. Beach		Donald P. Hileman, President & CEO

Daniel E. Berg

John W. Bremyer

Lynn R. Child

Mark E. Dillon

Deborah J. Grafmiller

Kurt D. Kimmel

Stanley K. Kinnett

Lee M. Sisler

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ANNEX I

Shareholder	Address	E-Mail	Number of Shares
Robert E. Beach			57,236.68372
Daniel E. Berg			16,026.10950
Dr. John Bremyer			30,857.01320
Lynn R. Child			9,543.86357
Mark E. Dillon			44,138.82270
Deborah J. Grafmiller			9,693.55880
Kurt D. Kimmel			8,135.88800
Stanley K. Kinnett			13,272.45180
Lee M. Sisler			16,256.20660

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ANNEX II

CONSENT OF SPOUSE

I, ____________________, spouse of ______________, acknowledge that I have read the Voting Agreement, dated as of August 23, 2016, to which this Consent is attached as Annex II (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding the voting and transfer of shares of capital stock of Commercial Bancshares, Inc. which my spouse may own, including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of capital stock of Commercial Bancshares, Inc. subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of capital stock of Commercial Bancshares, Inc. shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance of counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated:

Signature

Print Name

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